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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 30, 1999, by and among HEALTHEON CORPORATION ("Healtheon"), a Delaware corporation having its principal office located in Santa Clara, California; HEALTHEON/WEBMD CORPORATION ("Newco"), a Delaware corporation having its principal office located in Santa Clara, California; WEBMD, INC. ("WebMD"), a Georgia corporation having its principal office located in Atlanta, Georgia; GNN MERGER CORP. ("Merger Corp."), a Delaware corporation having its principal office located in Atlanta, Georgia; and GREENBERG NEWS NETWORKS, INC. ("GNN"), a Delaware corporation having its principal office located in Atlanta, Georgia.


                                    PREAMBLE

        WebMD, Healtheon and Water Acquisition Corp. entered into an Agreement and Plan of Reorganization dated as of May 20, 1999 (as it may be subsequently amended, the "Healtheon/WebMD Agreement"). Newco is a newly formed parent corporation that may acquire Healtheon and WebMD upon the closing of the transaction contemplated by the Healtheon/WebMD Agreement.

        The Boards of Directors of Newco, Healtheon, WebMD, Merger Corp., a wholly owned subsidiary of Newco, and GNN are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of GNN by Newco or Healtheon at the discretion of WebMD and Healtheon pursuant to the merger of Merger Corp. with and into GNN. At the Effective Time of such merger, the outstanding shares of the capital stock of GNN shall be converted into the right to receive shares of Common Stock of Newco or Healtheon (except as provided herein). As a result, stockholders of GNN shall become stockholders of Newco or Healtheon and GNN shall conduct its business and operations as a wholly owned subsidiary of Newco or Healtheon. The transactions described in this Agreement are subject to the approval of the stockholders of GNN and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        It is the intent of the parties hereto that if the transactions contemplated by the Healtheon/WebMD Agreement are not consummated, WebMD shall acquire GNN on terms as set forth herein.

        Certain terms used in this Agreement are defined in Section 13.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

        1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into GNN in accordance with the applicable provisions of the GCLSD (the "Merger"). GNN shall be the Surviving Corporation resulting from the Merger and shall continue its operations as a wholly owned Subsidiary of Newco and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Newco, WebMD, Merger Corp. and GNN.

        1.2 Time and Place of Closing. The closing of the transactions contemplated herein (the "Closing") will take place at the time and date of the closing of the transactions contemplated by the Healtheon/WebMD Agreement (the "Closing Date"), subject to the satisfaction or waiver of the conditions


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set forth in Sections 11.1, 11.2 and 11.3. The place of Closing shall be at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or such other place as may be mutually agreed upon by the Parties.

        1.3 Effective Time. Subject to the provisions of this Agreement, the Surviving Corporation shall file the Certificate of Merger executed in accordance with the relevant provisions of the GCLSD and the Parties shall make all other filings or recordings required under the GCLSD as soon as practicable on or after the Closing Date. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger becomes effective with the Secretary of State of the State of Delaware (the "Effective Time").

        1.4 WebMD Acquisition - Terms of Merger. If and only if this Agreement is terminated as to Newco, Healtheon and Merger Corp. as provided in Section
12.3 hereto:

               (a) WebMD, instead of Newco, will acquire GNN, subject to the terms and conditions herein;

               (b) The Parties hereto agree to substitute a newly created, wholly owned Subsidiary of WebMD incorporated under the laws of the State of Delaware (the "WebMD Merger Sub") for the Merger Corp. as a party hereto, and agree to execute all documents reasonably required to effect such substitution; provided that the Parties agree to execute an amendment to this Agreement to provide for the merger of GNN with and into WebMD Merger Sub (a "Forward Merger") but preserving to the fullest extent possible the financial and legal terms of the Merger and other transactions described herein;

               (c) All references to Newco in this Article 1, shall be deemed to be references to WebMD, mutatis mutandis; and

               (d) The first sentence of Section 1.2 will not be binding on the Parties, and the Closing will take place at the date and time specified by WebMD and GNN, which (subject to the satisfaction or waiver of the conditions set forth in Sections 11.2 and 11.3) shall be no later than the second business day after the satisfaction of the conditions set forth in Section 11.1.

In no event will the terms and conditions of this Agreement create, or be deemed to create, any obligation on the part of either Newco or WebMD to take any action, or refrain from taking any action, with respect to the Healtheon/WebMD Agreement or the transactions contemplated thereby.


                                    ARTICLE 2
                                 TERMS OF MERGER

        2.1 Charter. The Certificate of Incorporation of GNN in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation with the following amendment: all Articles of the Certificate of Incorporation other than Article I shall be deleted in their entirety and replaced by Articles 2 through 10 of the Certificate of Incorporation of Merger Corp. Such Certificate of Incorporation (as so amended) shall remain the Certificate of Incorporation of Surviving Corporation until otherwise amended or repealed.

        2.2 Bylaws. The Bylaws of GNN in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation with the following amendment: all of the Bylaws shall be deleted in their entirety and replaced by the Bylaws of Merger Corp. Such Bylaws (as so amended) shall remain the Bylaws of Surviving Corporation until otherwise amended or repealed.

        2.3 Directors and Officers. The directors of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Corp. in office immediately prior to the Effective Time,


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together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

        2.4 Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization under Section 368(a) of the Internal Revenue Code.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

        3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of any of the Parties, the shares of the constituent corporations of the Merger shall be converted as follows:

               (a) Each share of Merger Corp. Common Stock issued and outstanding at the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of Surviving Corporation Common Stock.

               (b) (1) Each share of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock shall cease to be outstanding and shall be converted into shares of GNN Common Stock according to their respective conversion rates as set forth in their respective Certificates of Designation, and then (2) excluding treasury shares and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in
Section 3.4 of this Agreement, each share of GNN Common Stock (including shares of GNN Common Stock created as a result of the conversion of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock as described immediately above in this sentence) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged, subject to Section 4.3 hereof, for the right to receive either:

                      (i) if Newco is the Purchaser, that number of shares of Newco Common Stock equal to the Newco Stock Amount divided by the sum of (x) the total number of shares of GNN Common Stock outstanding as of the Effective Time (after giving effect to the conversion of all shares of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock described above) plus (y) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (the "Newco Stock Exchange Ratio"); or

                      (ii) if WebMD is the Purchaser, that number of shares of WebMD Non-Voting Common Stock equal to the WebMD Stock Amount divided by the sum of (x) the total number of shares of GNN Common Stock outstanding as of the Effective Time (after giving effect to the conversion of all shares of GNN Series A Preferred Stock, GNN Series B Preferred Stock and GNN Series C Preferred Stock described above) plus (y) the total number of shares of GNN Common Stock issuable upon the exercise of Options and GNN Warrants outstanding as of the Effective Time as determined in accordance with the Treasury Method (the "WebMD Stock Exchange Ratio").

        3.2 Anti-Dilution Provisions. In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, combination of shares or similar recapitalization with respect to such stock (an "Anti-Dilution Event") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Purchaser Stock Exchange Ratio shall be proportionately adjusted to the extent not otherwise adjusted in the formulas set forth in Section 3.1(b).

        3.3 Shares Held by GNN. Each share of GNN Capital Stock held in treasury by GNN, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

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        3.4 Dissenting Stockholders. Any holder of shares of GNN Capital Stock who perfects its dissenters' rights in accordance with and as contemplated by
Section 262 of the GCLSD shall not be converted into Purchaser Common Stock but instead shall be entitled to receive such consideration as determined pursuant to such provision of the GCLSD; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GCLSD and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of GNN fails to perfect, or effectively withdraws or loses, its right to appraisal and payment for its shares under Section 262 of the GCLDS, Purchaser shall issue and deliver the number of shares of Purchaser Common Stock to which such holder of shares of GNN Capital Stock would otherwise be entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares held by such holder (subject to the escrow provisions of Section 4.3 hereof).

        3.5 Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock will be issued as a result of the Merger. Each holder of shares of GNN Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock shall receive, in lieu thereof, cash (rounded to the nearest whole cent and without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Conversion Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

        3.6 Conversion of GNN Options.

               (a) At the Effective Time, each option granted by GNN to purchase shares of GNN Common Stock, which is outstanding immediately prior thereto (an "Option" or, collectively, the "Options"), granted by GNN under the GNN Stock Plan or otherwise, whether or not exercisable, shall be converted into and become rights with respect to Purchaser Common Stock, and Purchaser shall assume each Option, in accordance with the terms of the GNN Stock Plan (in the case of Options granted under the GNN Stock Plan) and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Purchaser and its Compensation Committee shall be substituted for GNN and the Committee of GNN's Board of Directors (including, if applicable, the entire Board of Directors of GNN) administering the GNN Stock Plan, (ii) each Option assumed by Purchaser may be exercised solely for shares of Purchaser Common Stock, (iii) the number of shares of Purchaser Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of GNN Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Purchaser Stock Exchange Ratio, and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Purchaser Stock Exchange Ratio and rounding up to the nearest whole cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each Option which is an "incentive stock option" shall be adjusted as required by
Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of Section 424(h) of the Internal Revenue Code.

               (b) Prior to the Closing, GNN will use its commercially reasonable efforts to (i) obtain and deliver to Purchaser all necessary consents or releases from any and all holders of Options as are necessary to waive any vesting or acceleration of vesting of any and all unvested Options in connection with or as a result of the Merger or any future "Change of Control" (as defined in the GNN Stock Plan) (an "Acceleration Waiver"), and (ii) obtain an amendment to Gordon Wyatt's Employment Agreement in the form of Section 3.6 to the WebMD Disclosure Letter executed and delivered by Mr. Wyatt prior to the Closing (the "Wyatt Employment Agreement").

                      (i) The Parties will calculate the aggregate "Option Price Spread" for all outstanding GNN Options. The Option Price Spread per share is equal to (1) the excess of the fair market value of a share of GNN Common Stock (which is equal to the Conversion Price multiplied by the Purchaser Stock Exchange Ratio), over the option exercise price, multiplied by (2) the percentage of the


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Option not vested immediately prior to the Closing (without acceleration of vesting under the GNN Stock Plan). For example, assuming the fair market value of a share of GNN Common Stock is $30.00, an Option for 100 shares at $10.00 per share that is one-quarter vested immediately prior to Closing would have an Option Price Spread of $1,500.00.

                      (ii) If GNN obtains Acceleration Waivers covering less than 66% of the aggregate Option Price Spread (the "Target Spread Reduction Amount") prior to Closing, then the excess of the Target Spread Reduction Amount over the Option Price Spread covered by Acceleration Waivers obtained by GNN prior to Closing will constitute the "Spread Reduction Shortfall".

                      (iii) If either (1) Mr. Wyatt does not deliver an executed Wyatt Employment Agreement prior to Closing, or (2) GNN does not obtain Acceleration Waivers prior to the Closing covering at least the Target Spread Reduction Amount, then the Newco Stock Amount or WebMD Stock Amount (as appropriate) will be equal to (A) $214,925,000, minus (1) 50% of the Spread Reduction Shortfall (if any), and (2) $525,000 (if Mr. Wyatt does not deliver the Wyatt Employment Agreement), divided by (B) the Conversion Price. If Mr. Wyatt does not deliver the Wyatt Employment Agreement (and the WebMD Stock Amount is reduced as set forth above), then the Target Spread Reduction Amount shall be reduced by the Option Price Spread of Options held by Mr. Wyatt.

                      (iv) The Parties agree that the Surviving Corporation will execute the Acceleration Waivers solely in order to agree to eliminate Section 14 of the GNN Stock Plan from the terms of each Option covered by an Acceleration Waiver and to insert a provision into each such Option that provides that if the holder of such Option is an employee of the Surviving Corporation (or one of its Affiliates) whose employment is terminated after the Effective Time, the Option will vest to the extent not previously vested upon such termination and will be exercisable for a period of 90 days following such termination after which time the Option will terminate.

               (c) As soon as practicable after the Effective Time, Purchaser shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the GNN Stock Plan and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 3.6 after giving effect to the Merger and the provisions set forth above). If necessary, Purchaser shall comply with the terms of the GNN Stock Plan (except as provided in Section 3.6(b) above) and ensure, to the extent lawful and practicable, and subject to the provisions of the GNN Stock Plan, that Options which qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

               (d) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of Options.

               (e) If Newco is the Purchaser, Newco agrees to file, if available for use by Newco, a registration statement on Form S-8 for the shares of Newco Common Stock issuable with respect to the Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any such Options remain outstanding. If WebMD is the Purchaser, WebMD agrees that if WebMD completes an initial public offering after the Effective Time, then at such time as WebMD shall file a registration on Form S-8 for the option plans of WebMD, WebMD shall also file a registration statement on Form S-8 for the shares of WebMD capital stock issuable with respect to the Options as soon as reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such Options remain outstanding.

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        3.7 GNN Warrants.

               (a) At the Effective Time, Purchaser shall assume the obligations of GNN under the GNN common stock purchase warrants outstanding at the Effective Time ("GNN Warrants") and thereafter, upon exercise, the warrantholder shall receive the number of shares of Purchaser Common Stock equal to the product of
(i) the Purchaser Stock Exchange Ratio and (ii) the number of shares of GNN Common Stock for which such GNN Warrant could have been exercised immediately prior to the Merger. The per share exercise price under each such GNN Warrant shall be adjusted by dividing the per share exercise price under each such GNN Warrant by the Purchaser Stock Exchange Ratio and rounding up to the nearest whole cent.

               (b) As soon as practicable after the Effective Time of the Merger, Purchaser shall deliver to the holders of the GNN Warrants appropriate notices setting forth such holders' rights pursuant to the applicable warrant agreements with respect thereto to the extent required by the terms of the warrant agreements with respect thereto.

               (c) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the GNN Warrants.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

        4.1 Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause the exchange agent selected by Purchaser (the "Exchange Agent") to mail to the former holders of GNN Capital Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of GNN Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each former holder of shares of GNN Capital Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which statutory dissenters' rights have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. To the extent required by Section 3.5 of this Agreement, each former holder of shares of GNN Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Purchaser Common Stock to which such holder may be otherwise entitled (without interest). Purchaser shall not be obligated to deliver the consideration to which any former holder of GNN Capital Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of GNN Capital Stock for exchange as provided in this Section 4.1 or such holder provides an appropriate affidavit regarding loss of such certificate and an indemnification for loss in favor of Purchaser in such sum as it may reasonably request. The certificate or certificates of GNN Capital Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Purchaser, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of GNN Capital Stock for any amounts paid or property properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

        4.2 Rights of Former GNN Stockholders. At the Effective Time, the stock transfer books of GNN shall be closed and no transfer of GNN Capital Stock by any such former holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of GNN Capital Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. Former stockholders of record of GNN will not be entitled to vote or give their consent after the Effective Time at any meeting or action by written consent of Purchaser stockholders until such holders have exchanged their certificates representing GNN Capital Stock for certificates


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representing Purchaser Common Stock in accordance with the provisions of this
Agreement. If a dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of GNN Capital Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such certificate, both the Purchaser Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be promptly delivered and paid with respect to each share represented by such certificate.

        4.3 Escrow Shares. At the Effective Time, Purchaser shall issue an aggregate number of shares of Purchaser Common Stock equal to ten percent (10%) of the total number of shares of Purchaser Common Stock issuable pursuant to
Section 3.1 hereof as adjusted pursuant to Section 3.2 (the "Escrow Shares") to be held in escrow pursuant to Article 14 and the terms of an Escrow Agreement substantially in the form of Article 14 hereto. In the event of any discrepancy between the terms of the Escrow Agreement and Article 14, Article 14 of this Agreement shall control. The portion of the Escrow Shares issued and contributed on behalf of each holder of GNN Capital Stock shall be in proportion to the aggregate number of shares of Purchaser Common Stock which such holder would otherwise be entitled to receive under Article 3 by virtue of ownership of GNN Capital Stock.


                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF GNN

        Except as set forth in Sections to the letter delivered to Healtheon and WebMD on or prior to the date of this Agreement (the "GNN Disclosure Letter") as specified below, GNN hereby represents and warrants to Healtheon, WebMD and Merger Corp. as follows as of the date hereof and the Closing Date:

        5.1 Organization, Standing, and Power. GNN is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. GNN is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, in the aggregate, a Material Adverse Effect on GNN. Copies of the certificate of incorporation and all amendments thereto of GNN and the bylaws, as amended, of GNN and copies of the corporate minutes (or resolutions adopted by the stockholders or Board of Directors and all committees thereof) of GNN, which have been made available to WebMD for review, are true and complete, in all Material respects, as in effect on the date of this Agreement, and accurately reflect all proceedings of the stockholders and Board of Directors (and all committees thereof) of GNN. The stock record books of GNN, which have been made available to WebMD for review, contain true and complete records of the stock ownership of GNN and all prior transfers of the shares of its capital stock.

        5.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of GNN, other than the meeting (or written consent) of the stockholders of GNN to approve this Agreement to be held pursuant to Section
10.1. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by GNN pursuant to this Agreement will constitute, legal, valid and binding obligations of GNN enforceable against GNN in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and (ii) the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by GNN pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the


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consents identified or contemplated herein (including without limitation all filings or consents under the HSR Act, the Securities Law and state securities Laws, and the rules and regulations of the NASD and the Nasdaq Stock Market with respect to the securities issued under the Registration Statement), (i) violate or result in a breach of or Default under the certificate of incorporation or bylaws of GNN; (ii) to the knowledge of GNN, violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon GNN or upon its Assets or business; (iii) conflict with or constitute a Default under any Material Contract to which GNN is a party or by which GNN is bound; or (iv) create a Material Lien upon the Assets or business of GNN.

        5.3 Capital Stock. As of the date hereof, the authorized capital stock of GNN consists of (i) 10,000,000 shares of GNN Common Stock, of which 1,915,235 shares are issued and outstanding and none of which are held as treasury shares, and (ii) 10,000,000 shares of GNN Preferred Stock, of which (a) 1,913,044 shares are designated Series A Preferred Stock, of which 1,913,044 are issued and outstanding and none of which are held as treasury shares, (b) 109,765 shares are designated Series B Preferred Stock, of which 109,765 are issued and outstanding and none of which are held as treasury shares and (c) 500,000 shares are designated Series C Preferred Stock, of which 388,747 are issued and outstanding and none of which are held as treasury shares. GNN has no other capital stock authorized, issued or outstanding. All of such shares are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except as set forth in Section 5.3 of the GNN Disclosure Letter, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by GNN under the 1933 Act), calls or other commitments of any nature relating to the GNN Capital Stock to which GNN is a party, and there are no outstanding securities of GNN convertible into or exchangeable for shares of GNN Capital Stock or any other capital stock ("GNN Equity Rights"). If Newco is the Purchaser or if WebMD is the Purchaser and makes the WebMD Election as provided in Section 10.15, neither GNN nor Purchaser nor any of their Affiliates will have any obligations under any GNN Registration Rights Agreement (as defined in Section 11.2) after the Effective Time and any such agreements will have no further force and effect after the Effective Time. Neither GNN nor Purchaser nor any of their Affiliates will have any obligations under the Stockholder Agreement (as defined in Section 11.2) after the Effective Time and such agreement will have no further force and effect after the Effective Time. All of such GNN Equity Rights were issued or granted pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except as set forth in Section 5.3 of the GNN Disclosure Letter, GNN has no knowledge of any voting agreements or voting trusts between or among any Person or Persons relating to GNN or the GNN Capital Stock. Except as provided in the GNN Stock Plan and the Warrants, GNN is not obligated to issue or repurchase any shares of GNN Capital Stock for any purpose, and to the knowledge of GNN no Person has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of GNN. As a result of the Merger and the other transactions contemplated herein, immediately prior to the Effective Time, (i) pursuant to the Certificates of Designations of the Series A Convertible Preferred Stock of GNN (the "GNN Series A Preferred Stock") and the Series B Convertible Preferred Stock of GNN (the "GNN Series B Preferred Stock"), all outstanding shares of GNN Series A Preferred Stock and Series B Preferred Stock will convert into shares of GNN Common Stock as set forth in their respective Certificates of Designations, and (ii) pursuant to the Certificate of Designation of the Series C Convertible Preferred Stock of GNN (the "GNN Series C Preferred Stock"), all outstanding shares of GNN Series C Stock will convert into shares of GNN Common Stock as set forth in the Certificate of Designations of the GNN Series C Preferred Stock so long as a majority of GNN's Board of Directors (other than those Directors elected by the holders of GNN Series A Preferred Stock) and a majority of the holders of the GNN Common Stock and the GNN Series B Preferred Stock, voting together as a class, approve an adjustment to the conversion price of the GNN Series C Preferred Stock such that the transactions described herein will be deemed a "Qualified Sale"" as defined in the Certificate of Designations for the GNN Series C Preferred Stock.

        5.4 GNN Subsidiaries. GNN does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person.

        5.5 Financial Statements.

               (a) Section 5.5 of the GNN Disclosure Letter contains true and correct copies of the (i) audited balance sheets of GNN as of December 31, 1998 and 1997, and the audited statements of income and audited statements of cash flows for the year ended December 31, 1998 and for the period from January 8, 1997 (inception) to December 31, 1997 and (ii) unaudited balance sheet of GNN as of May 31, 1999 and unaudited statement of income and statement of cash flow for the five months ended May 31, 1999 (collectively, (i) and (ii), the "GNN Financial Statements").

               (b) The GNN Financial Statements (i) are in accordance with the books and records of GNN, which books and records are complete and correct in all Material respects and have been maintained in accordance with reasonable business practices; (ii) present fairly the financial condition, Assets and Liabilities of GNN, as of the respective dates indicated and the results of operations and cash flows for the respective periods indicated; (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for the omission of notes to interim unaudited statements, and except that interim unaudited statements are subject to normal year end adjustments which will not, individually or in the aggregate, be Material; and
(iv) reflect adequate reserves for all known Material Liabilities and reasonably anticipated losses required to be recorded under GAAP.

        5.6 Absence of Undisclosed Liabilities. Except as disclosed on the May 31, 1999 GNN Financial Statements, GNN does not have any Undisclosed Liabilities, except for unpaid Liabilities incurred since May 31, 1999 and on or prior to the date hereof, in the ordinary course of business and not involving Funded Debt and which are not, individually, in excess of $50,000.

        5.7 Absence of Changes. Since May 31, 1999 there has not been any transaction or occurrence in which GNN has:

               (a) issued or delivered or agreed to issue or deliver any capital stock or other securities (whether stock, bonds, debentures or other corporate securities) or granted or agreed to grant any options or rights to purchase any securities or borrowed or agreed to borrow any Funded Debt;

               (b) incurred or become subject to, or agreed to incur or become subject to, any Material Liability other than in the ordinary course of business;

               (c) discharged or satisfied any Lien or paid any Material Liability other than (i) current liabilities shown on the balance sheet as of May 31, 1999 included in the GNN Financial Statements, (ii) current liabilities incurred since that date in the ordinary course of business, or (iii) Funded Debt shown on such balance sheet or incurred since May 31, 1999 and set forth on
Section 5.8 of the GNN Disclosure Letter;

               (d) declared, set aside or made, or agreed to declare, set aside or make any payments or dividends or any distribution with respect to GNN Capital Stock or purchased, redeemed or otherwise acquired, directly or indirectly, or agreed to purchase, redeem or acquire, any shares of capital stock or other securities;

               (e) mortgaged, pledged, subjected or agreed to subject, any of its Assets, tangible or intangible, to any Lien, except for any Liens regarding current real and personal property taxes not yet due and payable;

               (f) sold, assigned or transferred (or agreed so to do) any of its tangible Assets, or canceled or agreed to cancel any debts or claims, except, in each case, in the ordinary course of business;

               (g) sold, assigned or transferred any patents, trademarks, trade names, copyrights or other intangible Assets;

               (h) suffered any damage, destruction or loss, whether or not covered by insurance, which Materially and adversely affected the Assets or business of GNN, or suffered any extraordinary losses or waived any rights of substantial value, whether or not in the ordinary course of business;

               (i) increased the rate of compensation payable or to become payable by it to any of its officers, directors, employees or agents, or agreed so to do, except general hourly rate increases and normal merit increases for employees and agents other than officers in the ordinary course of business consistent with past practice;

               (j) terminated or amended any Material Contract, license or other instrument to which it is a party or suffered any loss or termination or threatened loss or termination, of any existing business arrangement, the termination or loss of which, individually or in the aggregate, could result in a Material Adverse Effect on GNN;

               (k) through negotiation or otherwise, made any commitment or incurred any Liability, whether or not enforceable, to any labor organization;

               (l) except for any year-end compensation bonuses to be paid consistent with past practice, if any, made or agreed to make any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, director, employee or agent;

               (m) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any officer, director, employee or agent;

               (n) changed any of the accounting principles followed by it or the methods of applying such principles;

               (o) reclassified its shares of capital stock into a different number of shares;

               (p) made or approved the making of any capital expenditure exceeding the amount of $50,000 in any instance;

               (q) except in the ordinary course of business, loaned funds to or increased the aggregate amount of existing loans to any Person;

               (r) experienced any development, quality assurance or network operations problems that has had, or is reasonably likely to have, a Material Adverse Effect on GNN;

               (s) suffered or experienced any other event, change or occurrence (other than events or conditions affecting the economy generally) which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GNN;

               (t) acquired a new business of any Person or acquired (by any means, whether by merger, asset purchase, stock purchase or otherwise) substantially all of the Assets or securities of any other Person; or

               (u) agreed to take any action listed in this Section 5.7.

        5.8 Indebtedness. Section 5.8 of the GNN Disclosure Letter lists all Funded Debt of GNN as of the date hereof, setting forth the principal amounts outstanding, per annum interest rates and maturity dates for all such indebtedness. All of the indebtedness (including Funded Debt) of GNN as of the respective dates of the GNN Financial Statements and as of the date of this Agreement is accurately reflected in the GNN Financial Statements, and with respect to any Funded Debt, GNN is not in breach or Default in any Material respect under any of the terms or conditions set forth in the loan documents or any other document or instrument related thereto. All of the Funded Debt of GNN is prepayable at any time without penalty or premium at the option of the obligor. The transactions contemplated in this Agreement will not result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such indebtedness. GNN does not have any indebtedness to any Affiliate, employee, officer, director or 5% or greater stockholder of GNN.

        5.9 Tax Matters.

               (a) GNN has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by GNN with any Tax authority, except such Returns which are not Material to GNN. GNN has paid all Taxes shown to be due on such Returns.

               (b) GNN as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

               (c) GNN has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against GNN, nor has GNN executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) No audit or other examination of any Return of GNN by any Tax authority is presently in progress, nor has GNN been notified of any request for such an audit or other examination.

               (e) No adjustment relating to any Returns filed by GNN has been proposed in writing formally or informally by any Tax authority to GNN or any representative thereof.

               (f) GNN does not have any Liability for unpaid Taxes which has not been accrued for or reserved on the GNN Financial Statements, whether asserted or unasserted, contingent or otherwise, which is Material to GNN, other than any Liability for unpaid Taxes that may have accrued since the date of the GNN Financial Statements in connection with the operation of the business of GNN in the ordinary course.

               (g) There is no agreement, plan, arrangement or other Contract to which GNN is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of GNN that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code.

               (h) GNN has not filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Internal Revenue Code) owned by GNN.

               (i) GNN is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement, arrangement or other Contract.

               (j) Except as may be required as a result of the Merger, GNN has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (k) None of GNN's Assets are tax exempt use property within the meaning of Section 168(h) of the Internal Revenue Code.

               (l) GNN is not subject to (i) any foreign Tax holidays, (ii) any intercompany transfer pricing agreements, or other arrangements that have been established by GNN with any Tax authority and (iii) any expatriate programs or policies affecting GNN.

               (m) GNN is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

        5.10   Real Property.

               (a) GNN does not own any real property. True and correct copies of all real property leases of GNN have been provided or made available to WebMD. Each of such leases is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions involving only the other party thereto, and to the knowledge of GNN no such actions, events or conditions have occurred or exist. No Default by GNN under any of the terms or conditions set forth in any of the foregoing leases has occurred or been asserted by any party. The continuation, validity and effectiveness of the terms and conditions of such leases will not be Materially adversely affected by the transactions contemplated by this Agreement.

               (b) To the knowledge of GNN, all improvements on the real estate leased to or used by GNN Materially conform to all applicable state and local Laws, zoning and building ordinances and health and safety ordinances, and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.

               (c) Each of the leased premises is in satisfactory condition and repair consistent with the uses to which they are being put.

               (d) No proceedings for the taking of any of such leased real property by eminent domain by any Regulatory Authority are pending or, to the knowledge of GNN, threatened.

        5.11   Personal Property.

               (a) True and correct copies of all leases for personal property (except miscellaneous leases of office machinery, fixtures or any leases having future minimum lease payments of less than $25,000) used or employed by GNN have been provided or made available to WebMD. Each of such leases is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions affecting the other party thereto, and to the knowledge of GNN no such actions, events or conditions exists or has occurred. No Default by GNN under any of the terms or conditions set forth in any of the foregoing leases has occurred or been asserted by any party. The continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement. Except as disclosed in Section 5.11 of the GNN Disclosure Letter, GNN does not lease any personal property as lessor.

               (b) All Material items of personal property and leasehold improvements owned or leased by GNN are shown on or reflected in the unaudited balance sheet of GNN as of May 31, 1999, included in the GNN Financial Statements, are in satisfactory operating condition and in a state of reasonable maintenance and repair, consistent with the uses to which they are being put.

        5.12   Intellectual Property.

               (a) Section 5.12 of the GNN Disclosure Letter contains a true and complete list of all Registered Intellectual Property owned by or exclusively licensed to GNN on the date hereof, and, with respect to Registered Intellectual Property owned by GNN, specifies the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which an application for issuance or registration has been filed, including the respective registration or application numbers. GNN owns good and exclusive title to or has licensed (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each Material item of Intellectual Property used by GNN free and clear of any Lien (excluding licenses and related restrictions). GNN is the exclusive owner of, and has good title (free and clear of all Liens) to, all (i) trademarks and trade names used in connection with the operation or conduct of the business of GNN, including the sale of products or the provisions of services, and (ii) copyrighted works that are GNN products or which GNN otherwise purports to own. Neither GNN or, to the knowledge of GNN, its predecessors has misused or infringed on the Intellectual Property of others, and none of the Intellectual Property as used in the business conducted by GNN infringes or will infringe upon or otherwise violates or will violate the Intellectual Property of others or constitutes or will constitute unfair competition or trade practices under any applicable Law, nor has any Person asserted a claim of such infringement or violation of Intellectual Property or unfair competition or trade practices against GNN. GNN is not obligated to pay any royalties to any Person with respect to any Intellectual Property in excess of $5,000.00 per year. GNN has not transferred ownership of, licensed or sublicensed its rights in any Intellectual Property, except non-exclusive licenses in the ordinary course of business, forms of which license agreements and a list of which licensees, GNN has delivered or made available to WebMD.

               (b) To the knowledge of GNN, no officer, director or employee of GNN has entered into any Contract currently in effect other than on behalf of GNN and with GNN's authorization, which requires such officer, director or employee to assign any interest in any Intellectual Property or which restricts or prohibits such officer, director or employee from engaging in activities competitive with GNN. To the extent that any Material Intellectual Property has been developed or created by a third party for GNN, GNN has a written agreement with such third party with respect thereto and GNN thereby either (i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (c) GNN is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration of Registered Intellectual Property listed in Section 5.12 of the GNN Disclosure Letter. Each Material item of Registered Intellectual Property owned by GNN is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Regulatory Authorities for the purposes of maintaining such Registered Intellectual Property in the jurisdictions listed in Section 5.12 of the GNN Disclosure Letter. There is no pending written threat received by GNN of, or to the knowledge of GNN, any verbal threat of opposition, interference or cancellation in, a proceeding before any court or registration authority in any jurisdiction against the applications or registrations listed in Section 5.12 of the GNN Disclosure Letter, or, to the knowledge of GNN, against any Intellectual Property exclusively licensed to GNN.

               (d) There are no settlements, forbearances to sue, consents, judgments, or other Orders of which GNN is a party or of which it is aware and which (i) restrict GNN's rights to use any Intellectual Property owned by or licensed to GNN, (ii) restrict GNN's business in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by GNN. To the knowledge of GNN, no Person has infringed or misappropriated or is infringing or misappropriating any Intellectual Property used by GNN in the conduct of its business.

               (e) The consummation of the transactions contemplated hereby will not result in the Material loss or impairment of GNN's right to own or use any Intellectual Property or result in GNN's granting to any third party any right to or with respect to any Material Intellectual Property, nor will require the consent of any Regulatory Authority or other third party in respect of any Intellectual Property.

        5.13 Accounts Receivable. The accounts receivable of GNN as of May 31, 1999, as reflected in the GNN Financial Statements (net of reserves reflected in such GNN Financial Statements), to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of GNN on the date hereof, are validly existing and represent monies due for goods sold and delivered or services performed, and the value of such accounts receivable as shown in the GNN Financial Statements are, in the aggregate, net of adequate reserves for doubtful and uncollectible accounts as determined in accordance with GAAP. There are no refunds, discounts or other adjustments payable with respect to any such accounts receivable, and there are no defenses, rights of set-off, assignments, restrictions, encumbrances, or conditions enforceable by third parties on or affecting any of the foregoing.

        5.14   The Proprietary Software; Year 2000 Compliance.

               (a) The proprietary computer software of GNN owned by GNN (and not licensed from any other party) included in the Intellectual Property of GNN (the "GNN Software") performs substantially in accordance with its documentation, is free of material defects in operation, is in machine-readable form, and contains all current revisions of such software, and includes all computer programs, materials, tapes, object and source codes and other written materials related to the GNN Software. GNN has delivered to WebMD complete and correct copies of all user and technical documentation related to the GNN Software.

               (b) Neither GNN nor, to the knowledge of GNN, any employee or agent thereof has developed or assisted in the enhancement of the GNN Software except for enhancements included in the GNN Software as delivered to WebMD pursuant hereto.

               (c) To GNN's knowledge, no employee of GNN is, or is now expected to be, in Default under any term of any employment Contract, agreement or arrangement relating to the GNN Software or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the GNN Software or its development or exploitation. The GNN Software was developed entirely by the employees of GNN during the time they were employees only of GNN or by consultants who assigned in writing all of their rights in the GNN Software to GNN.

               (d) All right, title and interest in and to the GNN Software is owned by GNN, free and clear of all Liens, is fully transferable to Purchaser or Merger Corp., and no party other than GNN has any interest in the GNN Software, including without limitation, any Lien, license, contingent interest or otherwise, or will have any right, title or interest in and to the GNN Software after the Merger. The preceding sentence and the last sentence of this paragraph
(d) shall not include licenses to the GNN Software made in the ordinary course of business, forms of which license agreements GNN has made available to WebMD. GNN's development or sale of the GNN Software did and does not violate any rights of any other Person and GNN has not received any written communication alleging such a violation. GNN does not have any obligation to compensate any Person for the development, use, sale or exploitation of the GNN Software. GNN has not granted to any other Person any license, option or other right to develop, use, sell or exploit in any manner the GNN Software, whether requiring the payment of royalties or not.

               (e) GNN has kept secret and has not disclosed the source code for the GNN Software to any Person other than certain employees of GNN. GNN has taken commercially reasonable measures to protect the confidential and proprietary nature of the GNN Software. There have been no patents applied for and no copyrights registered by GNN or to GNN's knowledge for any part of the GNN Software. To the knowledge of GNN, there are no trademark rights of any Person other than GNN in the name "Greenberg News Networks" "Medcast" or "Medcast Networks".

               (f) All copies of the GNN Software embodied in physical form and in GNN's control will be delivered to Purchaser at or prior to the Closing.

               (g) Except in the ordinary course of business, GNN has not given any warranties to any third parties with respect to the products or services offered by it. With respect to any such warranties given in the ordinary course of business, GNN has either delivered or made available to WebMD copies of all such agreements granting any such warranty.

               (h) The GNN Software and GNN internal systems have been designed to insure date time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century. The GNN Software and GNN internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

        5.15 Insurance. All of the Assets and business of GNN of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured in such amounts and against such losses, casualties or risks as is usual in such companies and for such Assets and business. A complete and accurate list of all insurance policies held by GNN and now in force (including, without limitation, property damage, public liability, communications liability, worker's compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) is set forth in Section 5.15 of the GNN Disclosure Letter, and, true and correct copies of all such policies, have been made available to WebMD. All such policies are in full force and effect and the premiums due thereon have been timely paid. GNN is not now in Default regarding the provisions of any such policy, nor have they failed to give any notice or present any Material claim thereunder in due and timely fashion. The consummation of the transactions contemplated by this Agreement will not constitute a Default under, or otherwise affect the coverage under any such insurance policies. There is no Material claim by GNN pending under any insurance policies of GNN as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        5.16   Compliance with Laws.

               (a) GNN has in effect all Material Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. GNN is not in violation in any Material respect of any Laws, Orders or Permits applicable to its business or employees conducting its business. No notice or warning from any Regulatory Authority with respect to any failure or alleged failure of GNN to comply with any Law has been received by GNN, nor, to the knowledge of GNN, is any such notice or warning proposed or threatened.

               (b) No consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party is required in connection with the execution and delivery of this Agreement or any agreement or other instrument to be executed and delivered pursuant to this Agreement by GNN or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made, the filing of the Certificate of Merger with the State of Delaware, HSR Act filings as contemplated under Section 10.2 and such consents and approvals as may be required under Securities Laws and state securities Laws.

               (c) To the knowledge of GNN, there are no capital expenditures in excess of $100,000 in the aggregate that GNN anticipates will be required to be made in connection with the business of GNN as now conducted in order to comply with any existing Laws or other governmental requirements applicable to the business of GNN as now conducted including, without limitation, requirements relating to occupational health and safety. "Capital Expenditures" shall have the same meaning as it has in the GNN Financial Statements if and to the extent that the treatment thereof is in accordance with GAAP.

               (d) Neither GNN nor, to the knowledge of GNN, any officer, director, employee, agent or other representative thereof acting or purporting to act on behalf of any such entity or any business enterprise with which GNN has been associated or affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable law (i) as a kickback or bribe to any person, or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other governmental body or instrumentality.

        5.17   Environmental Matters.

               (a) There is no Litigation with respect to the ownership, use, condition or operation of any of the Assets held for use or sale by GNN or any of its predecessors related to or arising under any Environmental Law in any court or before or by any Regulatory Authority or private arbitration tribunal

(hereinafter collectively referred to as "Environmental Litigation"). There are no existing violations of Environmental Laws by GNN with respect to the ownership, use, condition, lease or operation of real property formerly held for use or sale by any of its predecessors other than violations which would not, either individually or in the aggregate, have a Material Adverse Effect on GNN. Neither GNN nor, to the knowledge of GNN, any of its predecessors has used any Assets or premises thereof for the handling, treatment, storage, or disposal of any Hazardous Substances except in compliance with all applicable Environmental Laws. No written notice, or other communication from any court or Regulatory Authority, official or instrumentality, of any alleged violation of any Environmental Law has been communicated to management of GNN or any predecessor or, to the knowledge of GNN, filed with respect to the use, ownership, condition, operation, or disposal of any of the Assets or premises of GNN or any Assets or premises formerly held for use or sale by GNN or, to the knowledge of GNN, any of its predecessors. To the knowledge of GNN, no basis exists for the allegation of any such violations.

               (b) To the knowledge of GNN, no building or other improvement or any premises owned, leased, operated or managed by GNN contains any asbestos-containing materials.

               (c) Copies of any environmental audits or environmental surveys of any real estate owned or leased by GNN are attached to Section 5.17 of the GNN Disclosure Letter.

        5.18 Litigation and Claims. There are no outstanding Orders or administrative decisions to which GNN is subject, and, except as disclosed on
Section 5.18 of the GNN Disclosure Letter, there is no Litigation pending or, to GNN's knowledge, threatened against or relating to GNN or its Assets or businesses. GNN has not been advised by any attorney representing any such entity that there are any "loss contingencies" (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5")), which would be required by FASB 5 to be disclosed or accrued in the GNN Financial Statements.

        5.19   Contracts and Commitments.

               (a) Section 5.19(a) of the GNN Disclosure Letter lists all of the following Contracts to which GNN is a party or by which GNN benefits or is subject (or by which its Assets are subject), all of which have been made available to WebMD for review:

                      (i) any Contract for the employment of any officer, director, employee or consultant that is not terminable at will;

                      (ii) any Contract for the purchase, sale, production, supply, maintenance or support, whether on a continuing basis or otherwise, of goods or services of any type involving in any one case (or group of related Contracts) $100,000 or more;

                      (iii) any (A) Contract or license to which GNN is a party
        (1) with respect to any Intellectual Property of GNN licensed or transferred to any third party (other than end user licenses in the ordinary course of business), or (2) pursuant to which any third party has licensed or transferred any Intellectual Property to GNN (other than shrink wrap and similar widely available commercial end user licenses), or (B) other Material Contract related to Intellectual Property used by GNN in its business as currently conducted;

                      (iv) any sales or vendor Contract or sub-contract involving in any one case (or group of related Contracts) $100,000 or more;

                      (v) any Contract not made in the ordinary course of business, including but not limited to any management agreements;

                      (vi) any Contracts pursuant to which any of GNN's product or pages therein are linked with other web sites or pages therein; Contracts with web site hosts or Internet access providers; Contracts regarding data center hosting or security; Contracts relating to advertising or sponsorships; Contracts providing for the use, display or distribution of third party content, information or data or the provision of services through GNN's product; Contracts regarding continuing medical education programs; Contracts regarding the establishment or maintenance of networks, telecommunication links, virtual private networks or other similar non-public networks;

                      (vii) any Contracts that are, in the reasonable opinion of GNN, Materially adverse, onerous or otherwise harmful to GNN's business, operations or Assets;

                      (viii) any strategic alliance agreements;

                      (ix) any Contracts upon which the business, rights or Assets, or condition, financial or otherwise, of GNN depends or which involve payments of greater than $50,000;

                      (x) any Contract currently in force relating to the disposition or acquisition by GNN after the date of this Agreement of any amount of Assets not in the ordinary course of business or pursuant to which GNN has a Material ownership interest in any Person, joint venture or other business enterprise;

                      (xi) any joint marketing or development agreement currently in force under which GNN has continuing obligations to jointly market any product, technology or service;

                      (xii) any Contract currently in force to provide services or goods to any third party for any product or technology that is Material to GNN;

                      (xiii) any Contract currently in force to sell or distribute any GNN products, services or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon 90 days or less notice and substantially in the form previously provided to WebMD; and

                      (xiv) any mortgage, indenture, guarantee, loans or credit agreements, security agreements or other agreements or instrument relating to Funded Debt.


               (b) Except as to Contracts that are cancelable at will or upon 30 days' notice or less, (i) each of the Contracts described in this Section 5.19 is in full force and effect on the date hereof, except as the validity of such Contracts may be affected by actions, events or conditions involving only the other party thereto, none of which actions, events or conditions have, to the knowledge of GNN, occurred or exist, (ii) no material Default under any of the terms or conditions set forth in any of the Contracts to which GNN is a party or any document or instrument related thereto has occurred or been asserted by any party, (iii) there has been no actual, or to the knowledge of GNN, threatened termination, cancellation or limitation of any of the Contracts listed in
Section 5.19(a) of the GNN Disclosure Letter and (iv) the continuation, validity and effectiveness of such Contracts, and all other Material terms thereof, will not be affected by the transactions contemplated by this Agreement. Except as set forth in Section 5.19(b) of the GNN Disclosure Letter, no Contract described in this Section 5.19 requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

        5.20 Powers of Attorney. GNN has not given or granted any power of attorney, whether limited or general, to any Person that is continuing in effect.

        5.21 Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 5.21(a)(i) below (which definition shall apply only to this Section 5.21), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "Affiliate" shall mean any other person or entity under common control with GNN within the meaning of Section 414(b), (c), (m) or
(o) of the Internal Revenue Code and the regulations issued thereunder;

                      (ii) "GNN Employee Plan" shall mean any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by GNN Affiliate for the benefit of any Employee, or with respect to which GNN or any Affiliate has or may have any Liability or obligation;

                      (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                      (iv) "DOL" shall mean the Department of Labor;

                      (v) "Employee" shall mean any current or former employee, consultant or director of GNN or any Affiliate;

                      (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, Contract or understanding between GNN or any Affiliate and any Employee or consultant;

                      (vii) "FMLA" shall mean Family Medical Leave Act of 1993, as amended;

                      (viii) "International Employee Plan" shall mean each GNN Employee Plan that has been adopted or maintained by GNN or any Affiliate, whether informally or formally, or with respect to which GNN or any Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States;

                      (ix) "IRS" shall mean the Internal Revenue Service;

                      (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                      (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                      (xii) "Pension Plan" shall mean each GNN Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Disclosure Letter. Section 5.21 of the GNN Disclosure Letter contains an accurate and complete list of each GNN Employee Plan and each Employee Agreement under each GNN Employee Plan or Employee Agreement. GNN does not have any plan or commitment to establish any new GNN Employee Plan or Employee Agreement, to modify any GNN Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such GNN Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Purchase in writing, or as required by this Agreement), or to enter into any GNN Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. GNN has provided to WebMD: (i) correct and complete copies of all documents embodying to each GNN Employee Plan and each Employee Agreement including (without limitation) all amendments thereto, all related trust documents and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each GNN Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code in connection with each GNN Employee Plan or related trust; (iv) if the GNN Employee Plan is funded, the most recent annual and periodic accounting of GNN Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of Material modifications thereto, if any, required under ERISA with respect to each GNN Employee Plan or related trust; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to GNN Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to GNN Employee Plan; (vii) all Material written agreements and Contracts relating to each GNN Employee Plan, including, but not limited to, administrative service agreements, group annuity Contracts and group insurance Contracts; (viii) all communications material to any Employee or Employees relating to any GNN Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Material Liability to the GNN; (ix) all correspondence to or from any governmental agency relating to any Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary Liability insurance covering the fiduciaries for each GNN Employee Plan; (xii) all discrimination tests for each GNN Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each GNN Employee Plan.

               (d) Employee Plan Compliance. (i) GNN has performed in all Material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each GNN Employee Plan, and each GNN Employee Plan has been established and maintained in all Material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Internal Revenue Code; (ii) each GNN Employee Plan intended to qualify under Section 401(a) of the Internal Revenue Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Internal Revenue Code, including all amendments to the Internal Revenue Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and made any amendments necessary to obtain a favorable determination as to the qualified status of each such GNN Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any GNN Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of GNN, threatened or reasonable anticipated (other than routine claims for benefits) against any GNN Employee Plan or against the assets of any GNN Employee Plan;
(v) each GNN Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to Purchaser or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of GNN or any Affiliates, threatened by the IRS or DOL with respect to any GNN Employee Plan; and (vii) neither GNN nor any Affiliate is subject to any penalty or tax with respect to any GNN Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Internal Revenue Code.

               (e) Pension Plans. Neither GNN nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

               (f) Multiemployer Plans. At no time has GNN or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. No GNN Employee Plan provides, or has any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and GNN has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by Law.

               (h) COBRA, etc. Neither GNN nor any Affiliate has, prior to the Effective Time, and in any Material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state Law applicable to its Employees.

               (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any GNN Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (except as waived as set forth in Section 3.6(b)).

               (j) Employment Matters. The GNN: (i) is in compliance in all Material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wage or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any Material payment to any trust or other fund or to any Regulatory Authority, with respect to unemployment compensation benefits, social security or there benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonable anticipated claims or actions against GNN under any workers' compensation policy or long-term disability policy. To GNN's knowledge, no employee of GNN has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by GNN and disclosing to GNN or using trade secrets or proprietary information of any other person or entity.

               (k) Labor. No work stoppage or labor strike against GNN is pending, threatened or reasonably anticipated. GNN does not know of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of GNN, threatened or reasonable anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would individually or in the aggregate, result in any Material Liability to GNN. GNN has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. GNN is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contact with respect to Employees and no collective bargaining agreement is being negotiated by GNN.

               (l) International Employee Plan. GNN has never established, maintained or administered any International Employee Plan.

        5.22 Remuneration. GNN has provided WebMD with a complete and accurate schedule of the direct compensation (including wages, salaries and actual or anticipated bonuses), plus a description of other annual benefits not made available to the other employees generally, to be paid in the current fiscal year to (i) all of the officers and directors of GNN; and (ii) all of the employees of GNN who received or will be receiving in excess of $50,000 (excluding commission and bonus compensation) during such year. No unpaid salary, other than for the immediately preceding pay period and other than pursuant to the existing deferred compensation plans of GNN is now payable to any of such officers, directors or employees.

        5.23 Interested Transactions.

               (a) Except for or in connection with reasonable expenses or advancement of expenses incurred in the ordinary course of business for relocation of employees, GNN is not currently a party to any Contract, loan or other transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a stockholder or employee of GNN):

                      (i) Any Affiliate, director, officer, employee of GNN or stockholder of GNN;

                      (ii) To the knowledge of GNN, any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws and grandparents of any of the Persons described in clause (i); or

                      (iii) Any Person in which any of the Persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such Persons own beneficially in the aggregate no more than 5% of the outstanding equity interest).

               (b) None of the stockholders of GNN is an employee, consultant, partner, principal, director or Affiliate of any business entity which is engaged in a business which competes with or is similar to the business of GNN.

        5.24 Subscription Agreements. As of the date hereof, GNN has executed subscription agreements with 7,400 physicians and has installed the GNN Software for, and is providing the GNN product to, 2,100 physicians. Except as a result of the transactions contemplated herein, GNN has no knowledge of any facts or circumstances which are reasonably likely to result in a reduction in the number of subscription agreements to which GNN is a party following the consummation of the transactions contemplated herein. The forms of subscription agreements have been provided to WebMD and each physician subscriber has entered into an agreement in substantially the form of the agreement provided to WebMD. Each of the subscription agreements is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        5.25 Statements True and Correct.

               (a) No certificate, schedule, or other exhibit furnished or to be furnished by GNN to WebMD or Newco pursuant to the terms of this Agreement (including the GNN Disclosure Letter) contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) If an Information Statement is distributed for the Stockholder Meeting as described under Section 10.1 hereof, (i) none of the information to be supplied by GNN or on behalf of GNN for inclusion or incorporation by reference in the Information Statement to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) as to matters respecting it, the Information Statement will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to GNN or any of its respective Affiliates, officers or directors should be discovered by GNN which should be set forth in an amendment or a supplement to the Information Statement, GNN will promptly inform Purchaser. Notwithstanding the foregoing, GNN makes no representation or warranty with respect to any information supplied by any other Person that is contained in the Information Statement.

               (c) If a Registration Statement is filed in connection with the Merger and a Proxy Statement/Prospectus is distributed for the Stockholders Meeting as described under Section 10.1 hereof, then:

               None of the information to be supplied by or on behalf of GNN for inclusion in the Registration Statement to be filed by Purchaser with the SEC will, at the time such Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by GNN or on behalf of GNN for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, at the time such documents are filed, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As to matters respecting GNN, the Registration Statement and Proxy Statement/Prospectus will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, GNN makes no representation or warranty with respect to any information supplied by Purchaser or Merger Corp. that is contained in the Registration Statement.

        5.26 Tax Treatment. Neither GNN nor, to the knowledge of GNN, any Affiliate of GNN has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        5.27 State Takeover Laws. GNN has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover Law including Section 203 of the GCLSD.

        5.28 Restrictions of Business Activities There is no Contract or order binding upon GNN or to which GNN is a party (i) which has or could reasonably be expected to have the effect of prohibiting or Materially impairing a current business practice of GNN, any acquisition by GNN of any Assets Material to GNN or the conduct of business by GNN as currently conducted or (ii) that contains any covenants not to compete or otherwise limits GNN's right in any way to engage in any line of business, or (iii) that is an exclusive Contract or otherwise restricts GNN's suppliers of content for GNN products or Assets or Intellectual Property (including but not limited to exclusive distribution agreements).

        5.29 Fairness Opinion. GNN's Board of Directors has received an oral opinion from H&Q, dated as of June 28, 1999, to the effect that as of June 28, 1999, the Purchaser Stock Exchange Ratio is fair to the Stockholders from a financial point of view, a written copy of which will be delivered to Newco and WebMD promptly after receipt by GNN.

        5.30 GNN Disclosure Letter. Matters disclosed on each Section of the GNN Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed in such Section and shall not be deemed to be disclosed for any other purpose.


                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF WEBMD

        Except as set forth in Sections to the letter delivered to GNN on or prior to the date of this Agreement (the "WebMD Disclosure Letter") as specified below WebMD hereby represents and warrants to GNN as follows as of the date hereof and the Closing Date:

        6.1 Organization, Standing, and Power. Each of WebMD and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. Except as set forth in Section 6.1 of the WebMD

Disclosure Letter, each of WebMD and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WebMD. Copies of the articles or certificate of incorporation and all amendments thereto of WebMD and its Subsidiaries and the bylaws, as amended, of WebMD and its Subsidiaries and copies of the corporate minutes (or resolutions adopted by the shareholders or Board of Directors and all committees thereof) of WebMD and its Subsidiaries, which have been made available to GNN for review, are true and complete, in all Material respects, as in effect on the date of this Agreement, and accurately reflect all proceedings of the shareholders and Board of Directors (and all committees thereof) of WebMD and its Subsidiaries. The stock record books of WebMD and its Subsidiaries, which have been made available to GNN for review, contain true and complete records of the stock ownership of WebMD and all prior transfers of the shares of its capital stock.

        6.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of WebMD. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by WebMD pursuant to this Agreement will constitute, legal, valid and binding obligations of WebMD enforceable against WebMD in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and
(ii) the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in Section 6.2 of the WebMD Disclosure Letter, the execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by WebMD pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified or contemplated herein (including without limitation all filings or consents under the HSR Act, the Securities Law and state securities Laws, and the rules and regulations of the NASD and the Nasdaq Stock Market with respect to the securities issued under the Registration Statement), (i) violate or result in a breach of or Default under the articles or certificate of incorporation or bylaws of WebMD or any of its Subsidiaries or any other Material Contract to which WebMD or any of its Subsidiaries is a party or is bound; (ii) to the knowledge of WebMD and its Subsidiaries, violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon WebMD or its Subsidiaries or upon their respective securities, Assets or business; or (iii) create a Material Lien upon the securities, Assets or business of WebMD or any of its Subsidiaries.

        6.3 Capital Stock. As of the date hereof, the authorized capital stock of WebMD consists of (a) 75,000,000 shares designated Common Stock (without designation as to series), of which 2,455,334 shares are issued and outstanding and none of which are issued and held as treasury shares, (b) 3,000,000 shares designated Common Stock Series B, of which 1,400,000 are issued and outstanding and none of which are issued and held as treasury shares, (c) 1,500,000 shares designated Common Stock Series C, of which 1,500,000 are issued and outstanding and none of which are issued and held as treasury shares, (d) 15,000,000 shares designated Common Stock Series D, of which 5,899,796 are issued and outstanding and none of which are issued and held as treasury shares, (e) 2,500,000 shares designated Common Stock Series E, of which 2,100,000 are issued and outstanding and none of which are issued and held as treasury shares; and (f) 10,000,000 shares designated as Preferred Stock, of which (i) 1,600,000 shares are designated Series A Preferred Stock, of which 1,341,000 are issued and outstanding and none of which are issued and held as treasury shares, (ii) 3,400,000 shares are designated Series B Preferred Stock, of which 3,042,135 are issued and outstanding and none of which are issued and held as treasury shares,
(iii) 2,000,000 shares are designated Series C Preferred Stock, of which 1,008,750 are issued and outstanding and none of which are issued and held as treasury shares, (iv) 200,000 shares are designated Series D Preferred Stock, of which 200,000 are issued and outstanding and none of which are issued and held as treasury shares, (v) 792,000 shares are designated Series E Preferred Stock, of which 456,896 are issued and outstanding and none of which are issued and held as treasury shares, and (vi) 1,180,000 shares are designated Series F Preferred Stock, of which 816,975 are issued and outstanding and none of which are issued and held as treasury shares. WebMD has no other capital stock authorized, issued or outstanding. All of such shares are duly and validly issued and outstanding, and are fully paid and non-assessable and were issued pursuant to an exemption from registration under the 1933 Act and all applicable state securities Laws. Except as contemplated by this Agreement, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by WebMD under the 1933 Act), calls or other commitments of any nature relating to WebMD capital stock to which WebMD is a party, and there are no outstanding securities of WebMD convertible into or exchangeable for shares of WebMD Common Stock or any other capital stock of WebMD. All of such WebMD warrants, options, rights calls or other commitments were issued or granted pursuant to a valid exemption from registration under the 1933 Act and all applicable state securities Laws. Except in connection with the Healtheon/WebMD Agreement and the transactions contemplated therein, WebMD and its Subsidiaries have no knowledge of any voting agreements or voting trusts between or among any Person or Persons relating to WebMD, WebMD capital stock or any of its Subsidiaries. WebMD is not obligated to issue or repurchase any shares of its capital stock for any purpose, and, to the knowledge of WebMD, no Person has entered into any Contract or option or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of WebMD.

        6.4 WebMD Subsidiaries. Section 6.4 of the WebMD Disclosure Letter contains a true and correct list of each Subsidiary of WebMD. All of the outstanding shares of capital stock of each such Subsidiary are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the 1933 Act, and all applicable state securities Laws, and are owned of record and beneficially by WebMD, free and clear of any and all Liens. No shares of capital stock of any Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which any Subsidiary is or may become obligated to issue or exchange any share of capital stock. Except as set forth in Section 6.4 of the WebMD Disclosure Letter, neither WebMD nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person.

        6.5 Financial Statements.

               (a) Section 6.5 of the WebMD Disclosure Letter contains true and correct copies of the (i) audited consolidated balance sheets of WebMD as of December 31, 1998, 1997 and 1996, and the audited consolidated statements of income and audited consolidated statements of cash flows for the years ended December 31, 1998, 1997 and 1996 and (ii) the unaudited balance sheet of WebMD as of March 31, 1999 and the unaudited consolidated statements of income and unaudited statements of cash flows for the three months ended March 31, 1999 and 1998 (collectively, (i) and (ii), the "WebMD Financial Statements").

               (b) The WebMD Financial Statements (i) are in accordance with the books and records of WebMD and its Subsidiaries, which books and records are complete and correct in all Material respects and have been maintained in accordance with reasonable business practices; (ii) present fairly the consolidated financial condition, Assets and Liabilities of WebMD and its Subsidiaries, taken as a whole, as of the respective dates indicated and the results of operations and cash flows for the respective periods indicated; (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for the omission of notes to interim unaudited consolidated statements and except that interim unaudited statements are subject to normal year end adjustments which will not, individually or in the aggregate, be Material; and (iv) reflect adequate reserves for all known Material Liabilities and reasonably anticipated losses required to be recorded under GAAP.

        6.6 Absence of Undisclosed Liabilities. Except as disclosed in Section
6.6 of the WebMD Disclosure Letter or on the March 31, 1999 WebMD Financial Statements, as of the date hereof neither WebMD nor any of its Subsidiaries has any Undisclosed Liabilities, except for unpaid liabilities and obligations incurred since March 31, 1999, in the ordinary course of business or which are not, in the aggregate, Material to WebMD and its Subsidiaries, taken as a whole.

        6.7 Absence of Certain Changes or Events. Since March 31, 1999, except as disclosed on Section 6.7 of the WebMD Disclosure Letter, there have been no events, changes or occurrences (other than events or conditions affecting the economy generally) which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WebMD.

        6.8 Tax Matters.

               (a) WebMD has timely filed all federal, state, local and foreign Returns relating to Taxes required to be filed by WebMD with any Tax authority, except such Returns which are not Material to WebMD. WebMD has paid all Taxes shown to be due on such Returns.

               (b) WebMD as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld.

               (c) WebMD has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against WebMD, nor has WebMD executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) No audit or other examination of any Return of WebMD by any Tax authority is presently in progress, nor has WebMD been notified of any request for such an audit or other examination.

               (e) No adjustment relating to any Returns filed by WebMD has been proposed in writing formally or informally by any Tax authority to WebMD or any representative thereof.

               (f) WebMD does not have any Liability for unpaid Taxes which has not been accrued for or reserved on the WebMD Financial Statements, whether asserted or unasserted, contingent or otherwise, which is Material to WebMD, other than any Liability for unpaid Taxes that may have accrued since the date of the WebMD Financial Statements in connection with the operation of the business of WebMD in the ordinary course.

               (g) There is no Contract, agreement, plan, arrangement or other Contract to which WebMD is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of WebMD that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code.

               (h) WebMD has not filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Internal Revenue Code) owned by WebMD.

               (i) WebMD is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement, arrangement or other Contract.

               (j) Except as may be required as a result of the Merger, the WebMD has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or
Section 253A of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (k) None of WebMD's Assets are tax exempt use property within the meaning of Section 168(h) of the Internal Revenue Code.

               (l) WebMD is not subject to (i) any foreign Tax holidays, (ii) any intercompany transfer pricing agreements, or other arrangements that have been established by WebMD with any Tax authority and (iii) any expatriate programs or policies affecting WebMD.

               (m) WebMD is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

        6.9 Intellectual Property.

               (a) Section 6.9 of the WebMD Disclosure Letter contains a true and complete list of all Registered Intellectual Property owned by or exclusively licensed to WebMD on the date hereof, and, with respect to Registered Intellectual Property owned by WebMD, specifies the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which an application for issuance or registration has been filed, including the respective registration or application numbers. WebMD owns good and exclusive title to or has licensed (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each Material item of Intellectual Property used by WebMD free and clear of any Lien (excluding licenses and related restrictions). WebMD is the exclusive owner of, and has good title (free and clear of all Liens) to, all (i) trademarks and trade names used in connection with the operation or conduct of the business of WebMD, including the sale of products or the provisions of services, and (ii) copyrighted works that are WebMD products or which WebMD otherwise purports to own. Neither WebMD or, to the knowledge of WebMD, its predecessors has misused or infringed on the Intellectual Property of others, and none of the Intellectual Property as used in the business conducted by WebMD infringes or will infringe upon or otherwise violates or will violate the Intellectual Property of others or constitutes or will constitute unfair competition or trade practices under any applicable Law, nor has any Person asserted a claim of such infringement or violation of Intellectual Property or unfair competition or trade practices against WebMD. WebMD has not transferred ownership of, licensed or sublicensed its rights in any Intellectual Property, except non-exclusive licenses in the ordinary course of business.

               (b) To the extent that any Material Intellectual Property has been developed or created by a third party for WebMD, WebMD has a written agreement with such third party with respect thereto and WebMD thereby either
(i) has obtained ownership of, and is the exclusive owner of; or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (c) WebMD is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration of Registered Intellectual Property listed in Section 6.9 of the WebMD Disclosure Letter. Each Material item of Registered Intellectual Property owned by WebMD is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Regulatory Authorities for the purposes of maintaining such Registered Intellectual Property in the jurisdictions listed in Section 6.9 of the WebMD Disclosure Letter. There is no pending written threat received by WebMD of, or to the knowledge of WebMD, any verbal threat of opposition, interference or cancellation in, a proceeding before any court or registration authority in any jurisdiction against the applications or registrations listed in Section 6.9 of the WebMD Disclosure Letter, or, to the knowledge of WebMD, against any Intellectual Property exclusively licensed to WebMD.

               (d) There are no settlements, forbearances to sue, consents, judgments, or other Orders of which WebMD is a party or of which it is aware and which (i) restrict WebMD's rights to use any Intellectual Property owned by or licensed to WebMD, (ii) restrict WebMD's business in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by WebMD. To the knowledge of WebMD, no Person has infringed or misappropriated or is infringing or misappropriating any Intellectual Property used by WebMD in the conduct of its business.

               (e) The consummation of the transactions contemplated hereby will not result in the Material loss or impairment of WebMD's right to own or use any Intellectual Property or result in WebMD's granting to any third party any right to or with respect to any Material Intellectual Property, nor will require the consent of any Regulatory Authority or other third party in respect of any Intellectual Property.

        6.10 Insurance. All of the Assets and business of WebMD and its Subsidiaries of an insurable nature and of a character usually insured by companies in similar businesses are insured in such amounts and against such losses, casualties or risks as is usual in such companies and for such Assets and business. There is no Material claim by WebMD or any of its Subsidiaries pending under any Material insurance policies of WebMD and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        6.11 Compliance with Laws.

               (a) Each of WebMD and its Subsidiaries has in effect all Material Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. Except as disclosed in Section 6.11 of the WebMD Disclosure Letter, neither WebMD nor any of its Subsidiaries is in violation in any Material respect of any Laws, Orders or Permits applicable to its business or employees conducting its business. No notice or warning from any Regulatory Authority with respect to any failure or alleged failure of WebMD or any of its Subsidiaries to comply with any Law has been received by WebMD, nor, to the knowledge of WebMD, is any such notice or warning proposed or threatened.

               (b) Except as set forth in Section 6.11 of the WebMD Disclosure Letter, no consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party is required in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by WebMD or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made, the filing of the Certificate of Merger with the State of Delaware, HSR Act filings as contemplated under Section 10.2 and under Securities Laws and state securities Laws.

        6.12 Legal Proceedings. There are no outstanding Orders or administrative decisions to which WebMD or any of its Subsidiaries is subject, and, except as disclosed in Section 6.12 of the WebMD Disclosure Letter, there is no Litigation pending or, to WebMD's knowledge, threatened against or relating to WebMD or any of its Subsidiaries or their respective Assets or businesses which could reasonably be expected to be, individually or in the aggregate, Material to WebMD and its Subsidiaries taken as a whole. Except as disclosed in Section 6.12 of the WebMD Disclosure Letter, neither WebMD nor any of its Subsidiaries have been advised by any attorney representing any such entity that there are any "loss contingencies" as defined in FASB 5, which would be required by FASB 5 to be disclosed or accrued in the WebMD Financial Statements and which are not so disclosed or accrued.

        6.13 Statements True and Correct. No certificate, schedule or other exhibit furnished or to be furnished by WebMD or any Affiliate thereof to GNN pursuant to the terms of this Agreement (including the WebMD Disclosure Letter) contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.14 Tax Matters. Neither WebMD nor, to the knowledge of WebMD, any Affiliate of WebMD has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        6.15 WebMD Disclosure Letter. Matters disclosed on each Section of the WebMD Disclosure Letter shall be deemed disclosed only for purposes of the matters to be disclosed in such Section and shall not be deemed to be disclosed for any other purpose.


                                    ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

        Except as otherwise provided in Newco's Registration Statement (Registration No. 333-80863) on Form S-4 as filed on June 17, 1999, and all amendments and supplements thereto including any amendment or new registration statement in which Healtheon is the registrant (collectively referred to herein as "Newco's Registration Statement"), Newco hereby represents and warrants to GNN as follows as of the date hereof and (if Newco is the Purchaser) the Closing
Date:

        7.1 Organization, Standing, and Power. Newco is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. Each of Newco and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated by the Healtheon/WebMD Agreement. As of the date hereof, Newco has not engaged in any business activity of any type whatsoever except in connection with its organization and the transactions contemplated by or related to the Healtheon/WebMD Agreement and this Agreement.

        7.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of Newco. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Newco pursuant to this Agreement will constitute, legal, valid and binding obligations of Newco enforceable against Newco in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and
(ii) the availability of specific performance, injunctive relief or other equitable remedies. Except in such case, individually or in the aggregate, that will not result in a Material Adverse Effect on Newco, the execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by Newco pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified or contemplated herein (including without limitation all filings or consents under the HSR Act, the Securities Law and state securities Laws, and the rules and regulations of the NASD and the Nasdaq Stock Market with respect to the securities issued under the Registration Statement), (i) violate or result in a breach of or Default under the certificate of incorporation or bylaws of Newco or any of its Subsidiaries or any other Material Contract to which Newco or any of its Subsidiaries is a party or is bound; (ii) to the knowledge of Newco and its Subsidiaries, violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon Newco or its Subsidiaries or upon their respective securities, Assets or business; or (iii) create a Material Lien upon the securities, Assets or business of Newco or any of its Subsidiaries.

        7.3 Capital Stock. As of June 15, 1999, the authorized capital stock of Newco consisted of 600,000,000 shares designated Common Stock (without designation as to series), none of which were then issued and outstanding or held as treasury shares, and 10,000,000 shares designated as Preferred Stock, none of which were then issued and outstanding or held as treasury shares.

        7.4 Healtheon SEC Filings; Financial Statements.

               (a) Healtheon has filed all forms, reports and documents required to be filed by Healtheon with the SEC since January 1, 1999. All such required forms, reports and documents filed with the SEC as of the date of this Agreement are referred to herein as the "Healtheon SEC Reports"). As of their respective dates, (or, if amended, as of the respective dates of such amendments), Healtheon SEC Reports (i) were prepared in accordance and complied as to form in all Material respects with the requirements of the 1933 Act, or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Healtheon SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Healtheon SEC Reports (the "Healtheon Financials"), (i) complied as to form in all Material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the 1934 Act) and (iii) fairly presented the consolidated financial position of Healtheon and its Subsidiaries as at the respective dates thereof and the consolidated results of Healtheon operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

        7.5 Tax Matters. Neither Newco nor, to the knowledge of Newco, any Affiliate of Newco has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


                                    ARTICLE 8
          REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER CORP.

        Purchaser and Merger Corp. hereby represent and warrant to GNN as follows as of the date hereof and as of the Closing Date:

        8.1 Purchaser Common Stock. The shares of Purchaser Common Stock to be issued in accordance with the terms and provisions of this Agreement will, when so issued, be duly authorized, validly issued, fully paid and non-assessable.

        8.2 Meeting Materials; Registration Statement

               (a) If an Information Statement is distributed for the Stockholders Meeting as described under Section 10.1 hereof, (i) none of the information to be supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Information Statement to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) as to matters respecting it, the Information Statement will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Purchaser, Merger Corp. or any of their respective Affiliates, officers or directors should be discovered by Purchaser or Merger Corp. which should be set forth in an amendment or a supplement to the Information Statement, Purchaser or Merger Corp. will promptly inform GNN. Notwithstanding the foregoing, Purchaser and Merger Corp. make no representation or warranty with respect to any information supplied by GNN that is contained in the Information Statement.

               (b) If a Registration Statement is filed in connection with the Merger and a Proxy Statement/Prospectus is distributed for the Stockholders Meeting as described under Section 10.1 hereof, then:

None of the information to be supplied by or on behalf of Purchaser for inclusion in the Registration Statement to be filed by Purchaser with the SEC will, at the time such Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be mailed to GNN's Stockholders in connection with the Stockholders Meeting will, at the time such documents are filed, when such documents are first mailed to the Stockholders of GNN, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As to matters respecting it, the Registration Statement and Proxy Statement/Prospectus will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations thereunder. Notwithstanding the foregoing, Purchaser and Merger Corp. make no representation or warranty with respect to any information supplied by other Person that is contained in the Registration Statement.

        8.3 Authority of Merger Corp. Merger Corp is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Purchaser. The authorized capital stock of Merger Corp. consists of 1,000 shares of Merger Corp. Common Stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable and is owned by Purchaser free and clear of any Lien. Merger Corp. has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp. This Agreement represents a legal, valid, and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms.


                                    ARTICLE 9
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

        9.1 Conduct of GNN Business. Except as set forth in Section 9.1 of the GNN Disclosure Letter, prior to the Closing Date, except with the prior written consent of WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon, and except as necessary to effect the transactions contemplated in this Agreement, GNN shall:

               (a) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any transaction or Contract other than in the ordinary course of business (or, even if in the ordinary course of business, not in excess of $50,000 individually), and not make any Material change in its methods of management, marketing, accounting, or operations;

               (b) consult with WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon prior to undertaking any new business opportunity outside the ordinary course of business and not undertake such new business opportunity;

               (c) confer on a regular basis with one or more designated representatives of WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon to report Material operational matters and to report the general status of ongoing business operations;

               (d) notify WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon of any unexpected Material change in the normal course of business or in the operation of its Assets, including any Material decrease in the number of subscription agreements to which GNN is a party, and notify WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any Material property or other Asset, and GNN agrees to keep WebMD and Healtheon fully informed of such events and permit WebMD's and Healtheon's representatives prompt access to all materials prepared in connection therewith, except for any materials that are protected by the attorney-client privilege, provided that in such event WebMD and Healtheon are advised of all material facts concerning such privileged materials;

               (e) not enter into any new employment Contract or make any commitment to employees (including any commitment to pay severance, retirement or other benefits) except in the ordinary course of business and consistent with past practice;

               (f) not increase the compensation (including fringe benefits) payable or to become payable to any officer, director, employee, agent or independent contractor of GNN, except general hourly rate increases and normal merit increases for employees other than officers made in the ordinary course of business and consistent with past practice;

               (g) except in the ordinary course of business, not (i) create or incur any indebtedness (or, even if in the ordinary course of business, not in excess of $50,000 in the aggregate), or (ii) release or create any Liens of any nature whatsoever;

               (h) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $50,000 in the aggregate, not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

               (i) not enter into, terminate or materially amend any strategic alliance agreement or sponsorship agreement or any other Contract relating to the distribution, sale, license or marketing by third parties of GNN's products;

               (j) not amend the Certificate of Incorporation, Bylaws or other governing instruments of GNN;

               (k) not make any changes in its accounting methods or practices or revalue its Assets, except for changes in its tax accounting methods or practices that may be necessitated by changes in applicable tax Laws;

               (l) except for this Agreement, and except for shares of GNN Common Stock which may be issued upon the exercise or conversion of the Options, GNN Warrants, GNN Series A Preferred Stock, GNN Series B Preferred Stock or GNN Series C Preferred Stock, not issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GNN Capital Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any GNN Capital Stock;

               (m) not take any action, or omit to take any action, which would cause the representations and warranties contained in Article 5 to be untrue or incorrect in any Material respect;

               (n) not make any loan to any Person or increase the aggregate amount of any loan currently outstanding to any Person, except for usual and customary advances to employees made in the ordinary course of business;

               (o) not sell any Material Asset or make any Material commitment relating to its Assets other than in the ordinary course of business or enter into or terminate any lease of real estate;

               (p) not purchase or redeem, or agree to purchase or redeem, any security of GNN (including any share of GNN Capital Stock);

               (q) not waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director, or other stock plans or authorized cash payments in exchange for any options granted under any of such plans;

               (r) not grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding or policies existing on the date hereof and as previously disclosed in writing or made available to WebMD or adopt any new severance plan;

               (s) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of GNN, or enter into any grants of future patent rights, other than nonexclusive end-user licenses in the ordinary course of business consistent with past practice, or enter into any subscription agreements;

               (t) not acquire or agree to acquire or be acquired by merging or consolidating with, or by purchasing any Person, interest in, portion of or the capital or the Assets of, or by any other manner, any business or any Person or division thereof, otherwise acquire or agree to acquire any Assets which are Material, individually or in the aggregate, to the business of GNN or enter into any joint ventures, strategic partnerships or alliances;

               (u) not Materially modify or amend, or terminate any Material Contract or agreement to which GNN is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to WebMD or Healtheon; and

               (v) not make any agreement or commitment which will result in or cause to occur a violation of any of the items contained in paragraphs (a) through (u) above.

        9.2 Adverse Changes in Condition. Each Party agrees (i) to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a breach of any of its representations, warranties, agreements or covenants contained herein, such that the conditions set forth in Sections 11.2(a) and (b) or Sections 11.3(a) and (b) with respect to such Party (as appropriate) would not be satisfied as of the time of such breach or as of the time of such representation or warranty shall have become untrue, and (2) to use its reasonable efforts to prevent or promptly to remedy the same.


                                   ARTICLE 10
                              ADDITIONAL AGREEMENTS

        10.1 Stockholder Approval; Registration Statement.

               (a) Unless this Agreement is terminated in accordance with its terms, the Board of Directors of GNN shall unanimously recommend to Stockholders the approval of this Agreement and the Merger and the Board of Directors and officers of GNN shall use their reasonable best efforts to obtain such Stockholders' approval. GNN will take all action necessary and in accordance with GCLSD and its Certificate of Incorporation and Bylaws to convene a meeting of GNN's Stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Stockholders Meeting") to be held as promptly as practicable, in any event, within 45 days after the declaration of the effectiveness of the Registration Statement (unless WebMD is the Purchaser and does not make the WebMD Election, in which case it shall be held in any event within 45 days after the Agreement terminates as to Newco under Section 12.3). GNN will use its reasonable best efforts to solicit from its Stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, including the Escrow Agreement and the election of the Representative as representative of the Stockholders for purposes of the Escrow Agreement, and will take all other action necessary or advisable to secure the vote or consent of its Stockholders required by GCLSD to obtain such approvals and shall ensure that the Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by GNN in connection with the Stockholders Meeting are solicited, in compliance with the GCLSD, GNN's Certificate of Incorporation and Bylaws, and all other applicable legal requirements. GNN's obligation to call, give notice, convene and hold the GNN Stockholders Meeting in accordance with this Section 10.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to GNN of any Acquisition Proposal.

               (b) If Newco is the Purchaser, as promptly as possible after the execution of this Agreement, GNN, Newco and WebMD shall prepare and Newco shall file with the SEC the Proxy Statement/Prospectus and Newco will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus; provided that GNN acknowledges and agrees that Newco's obligations with respect to the Registration Statement and the Proxy Statement/Prospectus herein may be satisfied by amending Newco's Registration Statement to include the Shares issued in connection with the Merger. Each of the Parties hereto shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the others' counsel and auditors in preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Parties hereto will respond to any comments to the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and GNN will cause the Proxy Statement/Prospectus to be mailed to GNN's Stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the Parties hereto will cause all documents that it is responsible for filing with the SEC to comply in all Material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, the Parties hereto, as the case may be, will promptly inform the other Parties hereto of such occurrence and cooperate in filing with the SEC or its staff or any other governmental officials, and/or mailing to GNN's Stockholders, such amendment or supplement.

               (c) In connection with the Stockholders Meeting, if WebMD does not make the WebMD Election as described in Section 10.15, (i) WebMD and GNN shall prepare an Information Statement and mail such Information Statement to GNN's Stockholders a reasonable period prior to such Stockholders Meeting, and
(ii) the Parties shall furnish to each other all information concerning them that the other may reasonably request in connection with such Information Statement.

               (d) Not later than thirty (30) days prior to the Stockholders Meeting, GNN shall deliver to WebMD and Newco a list of persons who may be deemed to be, in GNN's reasonable judgment, affiliates of GNN within the meaning of Rule 145 under the 1933 Act (each, a "GNN Affiliate"). GNN will provide Newco and WebMD with such information and documents as either such Party shall reasonably request for purposes of reviewing such list. Purchaser shall be entitled to place appropriate legends with respect to the restrictions imposed by Rule 145 under 1933 Act on the certificates evidencing any Purchaser Common Stock to be received by a GNN Affiliate pursuant to the terms hereof, and, in the reasonable judgment of GNN, to issue appropriate stop transfer instructions to the transfer agent of Purchaser Common Stock. In addition, GNN shall deliver to the Purchaser at or prior to the Closing a written agreement, in form reasonably satisfactory to Purchaser and customary for transactions of this type, providing that the GNN Affiliate will not sell, pledge, transfer or otherwise dispose of shares of Purchaser Common Stock to be received by such GNN Affiliate in the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder, including without limitation Rule 145.

The Purchaser shall not be required to maintain the effectiveness of the Registration Statement for purposes of any resale by any GNN Affiliate.

        10.2 Applications. Healtheon, Newco and/or WebMD (as appropriate) shall promptly prepare and file, and GNN shall cooperate in the preparation and, where appropriate, filing of, applications with any Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Healtheon, Newco, WebMD, GNN or any Subsidiary or Affiliate of any such Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business or Assets, or the imposition of any Material limitation the ability of any of them to conduct their businesses or to own or exercise control of such Assets or stock.

        10.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Surviving Corporation shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

        10.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its legal ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 11 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement (including without limitation any Consents listed in Section 5.19(b) of the GNN Disclosure Letter). In connection with and without limiting the foregoing, GNN and its Board of Directors shall, if any state takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to insure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

        10.5 Investigation and Confidentiality.

               (a) Prior to the Effective Time, WebMD and GNN shall keep each other advised of all Material developments relevant to its business and to consummation of the Merger and shall permit each other to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by WebMD or GNN under this Section 10.5 shall affect the representations and warranties of the other Parties.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use or disclose such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

        10.6 Access to Information. GNN shall afford Healtheon and WebMD and their accountants, counsel and other representatives, reasonable access during normal business hours and upon reasonable notice during the period prior to the Effective Time to (i) all of GNN's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of GNN as Healtheon or WebMD may reasonably request and (iii) all officers and, as scheduled through officers, key employees of GNN. GNN agrees to provide to Healtheon and WebMD and their accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 10.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

        10.7 No Shop.

               (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 12, GNN will not, nor will it authorize or permit any Affiliate or Representative retained by it to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal ; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. GNN will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of GNN or any of its Subsidiaries or any investment banker, attorney or other advisor or Representative of GNN or any of its Subsidiaries shall be deemed to be a breach of this Section 10.7 by GNN.

               (b) In addition to the obligations of GNN set forth in paragraph
(a) of this Section 10.7, GNN as promptly as practicable shall advise WebMD and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon orally and in writing of any request for non-public information which GNN reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which GNN reasonably should believe would lead to any Acquisition Proposal, the Material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. GNN will keep Purchaser informed as promptly as practicable in all Material respects of the status and details (including Material amendments or proposed Material amendments) of any such request, Acquisition Proposal or inquiry.

        10.8 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        10.9 Employee Benefits. Following the Effective Time, Purchaser shall provide to officers and employees of GNN employee benefits based on the positions they hold with the Purchaser and/or its Subsidiaries after the Effective Time under employee benefit plans on terms and conditions which are substantially similar in the aggregate to those provided by Purchaser and its Subsidiaries to their similarly situated officers and employees after the Effective Time.

        10.10 Voting Agreement. Simultaneously with the execution and delivery of this Agreement, each of the Persons listed on Exhibit 10.10(a) has executed and delivered a Voting Agreement in the form of Exhibit 10.10(b) hereto pursuant to which such Person has agreed, among other things, to vote all shares of GNN Capital Stock held of record by such Person and all shares of GNN Capital Stock for which such Person has been granted a proxy in favor of the Merger at the Stockholders Meeting (the "Voting Agreements"). GNN hereby represents and warrants to Purchaser that the shares of GNN Capital Stock subject to the Voting Agreements have sufficient votes to approve the Merger and the Agreement for all purposes under the GCLSD and GNN's Certificate of Incorporation and Bylaws.

        10.11 Accredited Investor Questionnaire and Stockholder Representation Agreement. GNN shall use its reasonable efforts to:

         (i) if WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15, cause each Stockholder and

        (ii) cause each holder of Options or GNN Warrants whose exercise of such Option or GNN Warrant following the Effective Time would not be exempt from registration under the 1933 Act pursuant to Rule 701 of the 1933 Act, to promptly execute and deliver to Purchaser prior to the Closing an Accredited Investor Questionnaire and Stockholder Representation Agreement in the form of Exhibits 10.11(a) and 10.11(b), respectively, hereto.

        10.12 Registration of Shares. If WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15, the Stockholders shall be entitled to registration rights as set forth in Exhibit 10.12 hereto.

        10.13 Blue Sky Laws. Purchaser shall take such reasonable steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Purchaser Common Stock in connection with the Merger. GNN shall use its reasonable efforts to assist Purchaser as may be necessary to register, or qualify for valid exemptions from, the issuance of Purchaser Common Stock in the Merger under the securities and blue sky laws of all jurisdictions which are applicable in connection with such issuance, including, if requested by Purchaser after consultation with counsel, the appointment of a "Purchaser Representative" for non-accredited investors who are not sophisticated investors under Regulation D of the 1933 Act.

        10.14 Non-solicitation of Employees. Until the Effective Time or, in the event this Agreement is terminated without completion of the Merger, for a period of one year from the date hereof, neither Healtheon, WebMD, Newco nor GNN will solicit for employment any current employee of the other Parties or any Subsidiary of the other Parties unless such employee has been terminated previously by his or her employer nor make any offer to such employee without prior notice to his or her employer; provided that in no event will a general solicitation for employment (whether by general advertisement in any media or otherwise) be a violation of this Section 10.14.

        10.15 WebMD Election for Registration. In the event that this Agreement is terminated as to Newco and Healtheon pursuant to Section 12.3 hereof, the Parties agree that the shares of Purchaser Common Stock to be issued in the Merger will not be registered under the 1933 Act or any state securities laws unless otherwise elected by WebMD under this Section 10.15. WebMD, in its sole discretion, may elect within 30 days after this Agreement is terminated as to Newco and Healtheon pursuant to Section 12.3 hereof to file the Registration Statement and the provisions of Section 10.1(b) shall apply to WebMD (instead of Newco), mutatis mutandis (the "WebMD Election"); provided that the Proxy Statement/Prospectus and Registration Statement shall be prepared and filed as promptly as practicable after WebMD makes the WebMD Election. If WebMD does not make the WebMD Election, GNN acknowledges and agrees that WebMD shall be entitled to postpone the distribution of the Information Statement for a reasonable period of time upon advice of counsel until WebMD and GNN have obtained, or have agreed to obtain prior to Closing, all documents and other items necessary to ensure that the offering of securities pursuant to the Merger be exempt from registration under Section 5 of the 1933 Act and all relevant state securities laws, including, but not limited to, documentation similar to that described in Section 10.11 and 10.13.

        10.16 Press Releases. Prior to the Effective Time, WebMD, GNN and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby and no Party shall issue any press release or make any other public disclosure without the prior approval of the other Parties and (if this Agreement has not been terminated as to Newco and Healtheon under Section 12.3) Healtheon (which approval shall not be unreasonably withheld); provided, that nothing in this Section 10.16 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        10.17 Statements and Information Regarding WebMD. GNN acknowledges that, from time to time, statements about WebMD may be made by third parties, in writing or otherwise, that may purport to contain information about WebMD, including in newspaper articles, Internet chat rooms and, except as provided below, other publications and communications, and that such statements have been and may be incorrect or inaccurate in several Material respects. GNN agrees that neither WebMD nor any of its Affiliates or representatives has made any representation or warranty as to the accuracy or completeness of any such information or statements. Furthermore, GNN has not relied, and will not rely, upon any such statements in making any decision in connection with the consummation of the Merger and other transactions contemplated by this Agreement; rather, the only representations or statements that GNN has relied upon or will rely upon will be those made by WebMD, as set forth in this Agreement.

        10.18 Employee Confidentiality and Assignment Agreement. GNN agrees to use its commercially reasonable efforts to cause all of its current employees and consultants to execute, to the extent they have not already done so, an Employee Confidentiality and Assignment Agreement (with Intellectual Property assignment provisions) in substantially the form currently used by WebMD.

        10.19 Directors and Officers Indemnification.

               (a) After the Effective Time, Purchaser will (and will cause any successor, whether by merger, stock purchase, or asset purchase, to), to the fullest extent permitted by Law, indemnify and hold harmless each present and former director or officer of GNN (collectively, the "Indemnification Parties") against all costs and expenses (including reasonable attorneys' fees), judgements, fines, losses, claims, damages, Liabilities and settlement amounts paid in connection with any action, claim, suit, investigation, or proceeding (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent, or other person to whom this Section applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

               (b) For a period of two (2) years after the Effective Time, Purchaser will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by GNN's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of GNN; provided, however, that in no event will Purchaser or Surviving Corporation be required to expend an annual premium for such coverage in excess of $23,000 (or such coverage as is available for such annual premium).


                                   ARTICLE 11
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        11.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 13.5 of this Agreement:

               (a) Stockholder Approval. The stockholders of GNN shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

               (b) Regulatory Approvals. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all Material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

               (c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (d) Tax Opinion. Each of Purchaser and GNN shall have received the opinion of Alston & Bird LLP or King & Spalding, respectively, to the effect that the Merger will constitute a tax-free reorganization within the meaning of 368(a) of the Internal Revenue Code, which opinion shall be in form and substance reasonably satisfactory to Purchaser and GNN, respectively; provided, however, that if counsel to either Purchaser or GNN does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such Party if counsel to the other Party renders such opinion to such Party. In rendering such opinion, Alston & Bird LLP and/or King & Spalding shall be entitled rely upon representations of the Parties hereto reasonably satisfactory in form and substance to such counsel. The Parties to this Agreement agree to make reasonable representations as required by Alston & Bird LLP and/or King & Spalding for the purpose of rendering such opinion(s).

               (e) Registration Statement; Nasdaq. In the event that the Registration Statement is filed in connection with the shares of Purchaser Common Stock to be issued in the Merger, (i) all of the shares of Purchaser Common Stock to be issued in connection with the Merger shall be authorized for quotation on the Nasdaq Stock Market upon notice of issuance, and (ii) the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, or similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        11.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to Section 13.5 of this Agreement:

               (a) Representations and Warranties. The representations and warranties of GNN set forth or referred to in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to Material, Materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GNN to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

               (c) Certificates. GNN shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 11.2(a) and 11.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GNN's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall reasonably request.

               (d) Opinion of Counsel. Purchaser shall have received an opinion of King & Spalding, counsel to GNN, dated as of the Closing, in the form reasonably satisfactory to Purchaser, as to the matters set forth in Exhibit 11.2(d).

               (e) Delivery of Documents. GNN shall have delivered all of its books and records to Purchaser including, but not limited to, (i) all corporate and other records of GNN and each Subsidiary and their respective predecessors, including the minute books, stock books, stock transfer registers, books of account, leases and Contracts, deeds and title documents, and GNN Financial Statements; and (ii) such other documents or certificates as shall be reasonably requested by Purchaser.

               (f) Resignation of GNN Directors. On or prior to the Closing Date, GNN shall have delivered to Purchaser evidence satisfactory to Purchaser of the resignation of the directors of GNN effective as of the Closing Date.

               (g) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Representative (as defined in Section 14.2) and a national bank as escrow agent in substantially the form contemplated in Article 14 hereto, with any changes thereto being only such changes which relate specifically to the Escrow Agent and which changes are reasonably acceptable to Purchaser.

               (h) No Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to GNN, between the date hereof and the Closing Date, and GNN shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by its president and chief financial officer certifying to such effect.

               (i) Accredited Investor Questionnaire and Stockholder Representation Agreements. If WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15, then:

                      (i) Each Stockholder of GNN and each holder of an Option or GNN Warrant (excluding each holder of Options and/or GNN Warrants whose exercise of all of the Options and GNN Warrants held by such holder will be exempt from registration under the 1933 Act pursuant to Rule 701 of the 1933
Act) who has not provided to WebMD an Accredited Investor Questionnaire in the form previously provided to GNN certifying that such Stockholder is an "Accredited Investor" as defined in Rule 501(a) under the 1933 Act shall have either (i) appointed a "Purchaser Representative" as set forth under Rule 501(h) and 506(b)(2)(ii) under the 1933 Act, or (ii) delivered to WebMD a Stockholder Representation Agreement certifying as to the sophistication of the investor and other reasonably related matters set forth therein; and

                      (ii) As of the Effective Time, GNN shall not have more than thirty-five (35) Stockholders and holders of Options or GNN Warrants (in the aggregate) who are non-accredited investors under Rule 501(a) and (e) under the 1933 Act (in the event of non-receipt of an Accredited Investor Questionnaire, such holder shall be deemed to be a non-accredited investor), excluding for purposes of this calculation each holder of Options and/or GNN Warrants whose exercise of all of the Options and GNN Warrants held by such holder will be exempt from registration under the 1933 Act pursuant to Rule 701 of the 1933 Act.

               (j) Dissenting Stockholders. Holders of less than two percent (2.0%) of the GNN Capital Stock shall have elected to seek their statutory dissenters' rights as provided in Section 3.4 of this Agreement.

               (k) Healtheon/WebMD Agreement. If the Purchaser is Newco, the transactions contemplated by the Healtheon/WebMD Agreement must be consummated (the "Healtheon Closing") simultaneously with, or prior to, the Closing.

               (l) FIRPTA. GNN shall deliver to a Purchaser a properly executed statement that the shares of GNN's Capital Stock do not constitute "U.S. real property interests," as defined in Section 897(c) of the Internal Revenue Code. Such statement shall be in a form reasonably acceptable to Purchaser and in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such statement, GNN shall provide to Purchaser, as agent for GNN, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h), along with written authorization for Purchaser to deliver such form of notice to the Internal Revenue Service on behalf of GNN upon the Closing.

               (m) Comfort Letter. GNN shall cause its certified public accountants to deliver a comfort letter, in form and substance customary for transactions of this type and reasonably satisfactory to Purchaser, with respect to financial information relating to GNN included in the Registration Statement.

               (n) Approval; Qualified Sale Election: At least ninety-five percent (95%) of the outstanding shares of GNN Capital Stock shall have voted to approve the Merger and this Agreement at the Stockholders Meeting. In addition, a majority of GNN's Board of Directors (other than those Directors elected by the holders of GNN Series A Preferred Stock) and a majority of the holders of the GNN Common Stock and the GNN Series B Preferred Stock, voting together as a class, shall have approved an adjustment to the conversion price of the GNN Series C Preferred Stock such that the transactions described herein will be deemed a "Qualified Sale" as defined in the Certificate of Designation for the GNN Series C Preferred Stock.

               (o) Stockholder Agreement. GNN shall obtain written terminations and releases of the terms of the Stockholders Agreement dated February 18, 1998 among Alan Greenberg, Medcast Networks, L.P., and the holders of GNN Series A Preferred Stock, and subsequently executed by holders of GNN Series C Preferred Stock ("Stockholder Agreement") from the holders of at least ninety percent (90%) of the shares of GNN Series A Preferred Stock that have executed such Stockholder Agreement and from the holders of at least ninety percent (90%) of the shares of GNN Series C Preferred Stock that have executed such Stockholder Agreement.

               (p) Registration Rights Agreements. If WebMD is the Purchaser and does not make the WebMD Election under Section 10.15, GNN shall cause the termination as of immediately prior to the Effective Time of all rights of any stockholder of GNN under any Contract that grants any registration rights under the 1933 Act or any other state or federal securities Laws to any stockholder of GNN (the "GNN Registration Rights Agreements"), and provide WebMD evidence reasonably satisfactory to WebMD that the Registration Rights Agreements have been terminated.

               (q) Contract Terminations. GNN shall either terminate prior to the Closing, or be entitled to terminate without expense or penalty and in its sole discretion within thirty days' after the Effective Time, each Contract listed on Section 11.2 of the GNN Disclosure Letter and shall provide evidence of such termination(s) or termination right(s) reasonably satisfactory to the Purchaser.

        11.3 Conditions to Obligations of GNN. The obligations of GNN to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GNN pursuant to Section 13.5 of this Agreement:

               (a) Representations and Warranties. The representations and warranties of WebMD and (solely if Newco is the Purchaser) Newco set forth or referred to in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to Material, Materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

               (c) Certificates. Purchaser shall have delivered to GNN (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 11.3(a) and 11.3(b) of this Agreement have been satisfied, provided (if Newco or Healtheon is the Purchaser) WebMD (and not Newco) shall deliver this certificate as to Section 11.3(a) to the extent of WebMD's representations and warranties), and (ii) certified copies of resolutions duly adopted by Purchaser's Board of Directors and Merger Corp.'s Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GNN and its counsel shall request.

               (d) No Material Adverse Change. There shall not have been any Material Adverse Effect with respect to Purchaser between the date hereof and the Closing Date, and Purchaser shall have delivered to GNN a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect; provided that it is agreed and acknowledged by Newco that if Newco is the Purchaser and the Closing occurs simultaneously with the Healtheon Closing, WebMD, Healtheon or Healtheon and any other Person acquired by Newco on the Closing Date shall be deemed to be Subsidiaries of Newco for purposes of determining whether a Material Adverse Effect with respect to Purchaser shall have occurred.


                                   ARTICLE 12
                                   TERMINATION

        12.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GNN, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) By mutual consent of the Boards of Directors of Healtheon, WebMD and GNN or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, by mutual consent of the Boards of Directors of WebMD and GNN; or

               (b) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by GNN of any representation or warranty contained in this Agreement such that the conditions in Section 11.2(a) with respect to GNN would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by GNN, then the terminating party or parties may not terminate this Agreement under this Section 12.1(b) prior to the Purchaser End Date provided GNN continues to exercise commercially reasonable efforts to cure such breach; or

               (c) By GNN (provided that GNN is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by Newco or WebMD of any representation or warranty contained in this Agreement such that the conditions in Section 11.3(a) with respect to Purchaser would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by Newco and/or WebMD, then the terminating party may not terminate this Agreement under this Section 12.1(c) prior to the Purchaser End Date provided the breaching party continues to exercise commercially reasonable efforts to cure such breach; provided breaches by Newco do not give rise to a termination right for GNN after this Agreement is terminated as to Newco under
Section 12.3 hereof; or

               (d) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by GNN of any covenant or agreement contained in this Agreement such that the conditions in Section 11.2(b) with respect to GNN would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by GNN, then the terminating party or parties may not terminate this Agreement under this Section 12.1(d) prior to the Purchaser End Date provided GNN continues to exercise commercially reasonable efforts to cure such breach; or

               (e) By GNN (provided that GNN is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by Newco or WebMD of any covenant or agreement contained in this Agreement such that the conditions in Section 11.3(b) with respect to Purchaser would not be satisfied as of the time of such breach, provided that if such breach is curable through the exercise of commercially reasonable efforts by Newco and/or WebMD, then the terminating party may not terminate this Agreement under this Section 12.1(e) prior to the Purchaser End Date provided the breaching party continues to exercise commercially reasonable efforts to cure such breach; provided breaches by Newco do not give rise to a termination right for GNN after this Agreement is terminated as to Newco under Section 12.3 hereof; or

               (f) By (1) Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually or (2) GNN (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Regulatory Authority whose consent is required for consummation of the Merger and the other transactions contemplated hereby shall have an order, decree, or ruling or taking any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; or

               (g) (i) If this Agreement has not been terminated as to Newco and Healtheon under Section 12.3, by (1) Healtheon and WebMD (jointly) or (2) GNN in the event that the Merger shall not have been consummated by the earlier of (i) the thirtieth (30th) day after the Healtheon Closing and (ii) December 15, 1999 (the earlier of such dates is referred to herein as the "Newco End Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party(ies) electing to terminate pursuant to this Section 12.1(g); or

                    (ii) If this Agreement has been terminated as to Newco and Healtheon under Section 12.3, by (1) WebMD or (2) GNN in the event that the Merger shall not have been consummated by February 15, 2000 (the "WebMD End Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of the Agreement by the Party electing to terminate pursuant to this Section 12.1(g); or

               (h) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually if the Board of Directors of GNN shall fail to call a Stockholders Meeting or solicit consents for the purpose of approving the Merger at least 10 days prior to the date set forth in Section 12.1(g) (provided that the failure to call such meeting is not the result of a breach by Newco or WebMD of any representation, warranty, covenant or agreement that would entitle GNN to terminate this Agreement pursuant to Section 12.1(c) or (e) above) or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of GNN; or

               (i) By Healtheon and WebMD (jointly) or, if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually, if the Board of Directors of GNN shall withdraw, modify or change its approval or recommendation to the GNN Stockholders of this Agreement or the Merger and related transactions in a manner adverse to Healtheon, Newco or WebMD.

        12.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 12.2 and Article 13 and Section 10.5(b) and 10.14 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to of this Agreement (except for a termination under Section 12.1(a)) shall not relieve a breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

        12.3 Termination as to Newco and Healtheon. If the Healtheon/WebMD Agreement is terminated for any reason prior to the consummation of the transactions contemplated therein and prior to the Closing, this Agreement shall be deemed terminated as to Newco and Healtheon. In the event of the termination of this Agreement as to Newco and Healtheon as provided in this Section 12.3, Newco and Healtheon shall cease to be bound by this Agreement, except that the provisions of Sections 1.4, 10.5(b), 10.14 and 12.3 and Article 13 of this Agreement shall survive any such termination and continue to bind Newco and Healtheon, and no Party hereunder shall have any Liability in connection with the terms and conditions of this Agreement applicable to or binding upon Newco or Healtheon. In the event of the termination of the Healtheon/WebMD Agreement, neither Healtheon, WebMD nor Newco shall have any Liability for any reason under this Agreement


                                   ARTICLE 13
                                  MISCELLANEOUS

        13.1 Definitions.

               (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "Acquisition Proposal" shall mean any proposal (other than an offer or proposal by Purchaser) relating to any Acquisition Transaction.

               "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (A) any purchase from GNN or acquisition by any Person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of GNN or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of GNN or any merger, consolidation, business combination or similar transaction involving GNN; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the Assets of GNN; or (C) any liquidation or dissolution of GNN.

               "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits and Disclosure Letters delivered pursuant hereto and incorporated herein by reference.

               "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "Certificate of Merger" shall mean the Certificate of Merger to be executed by the Surviving Corporation and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

               "Closing Date" shall mean the date on which the Closing occurs.

               "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

               "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

               "Conversion Price" shall mean either $81.98 (the "Healtheon Trading Price"), or the Healtheon Trading Price multiplied by the number of shares of Healtheon common stock each share of WebMD common stock is convertible into immediately prior to the termination of this Agreement as to Newco under
Section 12.3 hereof if WebMD is the Purchaser.

               "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

               "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "Funded Debt" shall mean any outstanding indebtedness for funds borrowed (including leases required to be capitalized under GAAP) of such Party or its Subsidiaries, except Funded Debt between such parties, representing borrowing, but excluding trade payables.

               "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

               "GCLSD" shall mean the General Corporation Law of the State of Delaware.

               "GNN Capital Stock" shall mean the GNN Common Stock and the GNN Preferred Stock.

               "GNN Common Stock" shall mean the GNN common stock, $0.01 par value per share.

               "GNN Preferred Stock" shall mean the GNN Series A Preferred Stock, $0.01 par value per share, the GNN Series B Preferred Stock, $0.01 par value per share and the GNN Series C Preferred Stock, $0.01 par value per share.

               "GNN Stock Plan" shall mean the existing stock option plan of GNN designated as follows: Greenberg News Networks, Inc. 1997 Stock Option Plan.

               "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Hazardous Material" shall mean (i) any hazardous substance, hazardous Material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Regulatory Authorities and any polychlorinated biphenyls).

               "Information Statement" shall mean any proxy or information statement, prospectus, memorandum and/or other materials sent to the Stockholders in connection with the Stockholders meeting if WebMD is the Purchaser and does not make the WebMD Election described in Section 10.15.

               "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world..

               "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

               "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset, other than
(i) Liens for current property Taxes not yet due and payable, (ii) Liens reflected on the GNN Financial Statements and (iii) Liens which do not materially detract from the value or Materially interfere with the present use of the Asset subject thereto or affected thereby.

               "Litigation" shall mean any action, suit, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

               "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that if WebMD is the Purchaser, "Material Adverse Effect" shall not be deemed to include events, changes or occurrences (x) generally affecting the healthcare information technology industry, or (y) generally affecting the overall U.S. economy.

               "Merger Corp. Common Stock" shall mean the $0.01 par value common stock of Merger Corp.

               "Newco Common Stock" shall mean the $0.0001 par value common stock of Newco.

               "Newco Stock Amount" shall mean 2,621,676 assuming Newco is the Purchaser, except as otherwise provided in Section 3.6(b).

               "1933 Act" shall mean the Securities Act of 1933, as amended.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

               "Party" shall mean either Healtheon, Newco, GNN, Merger Corp. or WebMD, and "Parties" shall mean all of Healtheon, Newco, GNN, Merger Corp. and WebMD.

               "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

               "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "Proxy Statement/Prospectus" shall mean the Proxy
Statement/Prospectus contained in the Registration Statement and distributed to the stockholders of GNN when and if contemplated by Section 10.1.

               "Purchaser" shall mean the Party that acquires GNN hereunder, either Newco, Healtheon or WebMD.

               "Purchaser End Date" shall mean either (i) the Newco End Date if this Agreement has not terminated as to Newco and Healtheon under Section 12.3 or (ii) the WebMD End Date if this Agreement has terminated as to Newco under
Section 12.3.

               "Purchaser Common Stock" shall mean either (i) Newco Common Stock if Newco is the Purchaser, or (ii) WebMD Non-Voting Common Stock if WebMD is the Purchaser.

               "Purchaser Stock Exchange Ratio" shall mean either (i) Newco Stock Exchange Ratio if Newco is the Purchaser, or (ii) WebMD Stock Exchange Ratio if WebMD is the Purchaser.

               "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Regulatory Authority.

               "Registration Statement" shall mean the registration statement on such form as Purchaser determines is applicable filed with the SEC by Purchaser in connection with the registration of shares of Purchaser Common Stock for issuance pursuant to the Merger if Newco is the Purchaser or WebMD is the Purchaser and makes the WebMD Election as described in Section 10.15.

               "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, and all foreign, federal, state and local regulatory agencies and other governmental entities or bodies having jurisdiction over the Parties and their respective Assets, businesses and/or Subsidiaries, including the NASD and the SEC.

               "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

               "SEC" shall mean the Securities and Exchange Commission.

               "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "Stockholders Meeting" shall mean the meeting of the Stockholders of GNN to be held pursuant to Section 10.1 of this Agreement, including any adjournment or adjournments thereof.

               "Stockholders" shall mean the holders of GNN Capital Stock.

               "Subsidiaries" shall mean all those corporations, partnerships, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

               "Surviving Corporation" shall mean GNN as the surviving corporation resulting from the Merger.

               "Surviving Corporation Common Stock" shall mean the common stock of GNN as the Surviving Corporation in the Merger.

               "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               "Undisclosed Liabilities" shall mean any Liability or obligation of a Party to this Agreement, whether accrued, liquidated, unliquidated, absolute, contingent, matured, unmatured or otherwise that is not fully reflected or reserved against in their respective financial statements or fully disclosed in Section 5.6 of the GNN Disclosure Letter (with respect to Undisclosed Liabilities of GNN) or in Section 6.6 of the WebMD Disclosure Letter (with respect to Undisclosed Liabilities of WebMD).

               "WebMD Non-Voting Common Stock" shall mean the no par value Series D Non-Voting Common Stock of WebMD.

               "WebMD Stock Amount" shall mean the number of shares of WebMD Non-Voting Common Stock determined by dividing $214,925,000 by the Conversion Price assuming WebMD is the Purchaser, except as otherwise provided in Section 3.6(b).

               (b) In addition to the terms defined in Section 11.1 (a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

               Anti-Dilution Event - Section 3.2
               Benefit Plans - Section 5.21
               Capital Expenditures - Section 5.16(c)
               Closing - Section 1.2
               Closing Date - Section 1.2
               Effective Time - Section 1.3
               Environmental Litigation - Section 5.17
               ERISA Plan - Section 5.21
               Escrow Agreement - Section 4.3
               Escrow Shares - Section 4.3
               Exchange Agent - Section 4.1
               FASB 5 - Section 5.18
               FICA - Section 5.9
               Forward Merger - Section 1.4(b)
               FUTA - Section 5.9
               GNN Equity Rights - Section 5.3
               GNN Financial Statement - Section 5.5
               GNN Warrants - Section 3.7
               Healtheon - Preamble
               Healtheon Closing - Section 11.2(k)
               Merger - Section 1.1
               Multiemployer Plan - Section 5.21(a)
               Newco End Date - Section 12.1(g)
               Newco Stock Exchange Ratio - Section 3.1
               Newco's Registration Statement - Article 7
               Options - Section 3.6
               Returns - Section 5.9
               WebMD End Date - Section 12.1(g)
               WebMD Merger Sub - Section 1.4(b)
               WebMD Stock Exchange Ratio - Section 3.1

               (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

        13.2 Brokers and Finders. Except for Hambrecht & Quist ("H&Q") and Stephens, Inc. ("Stephens") as to GNN, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Newco, GNN or WebMD, each of Newco, GNN and WebMD, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim. GNN hereby represents warrants to all of the other Parties hereto that copies of all of its Contracts with H&Q and Stephens have been delivered to Newco and WebMD prior to execution of this Agreement.

        13.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

        13.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of GNN Common Stock, there shall be made no amendment that pursuant to the GCLSD requires further approval by such stockholders without the further approval of such stockholders.

        13.5 Waivers.

               (a) Prior to or at the Effective Time, Healtheon and WebMD (jointly), or if this Agreement has been terminated as to Newco and Healtheon under Section 12.3, WebMD individually, acting through their respective Boards of Directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by GNN, to waive or extend the time for the compliance or fulfillment by GNN of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Newco, Healtheon and/or WebMD (as provided above).

               (b) Prior to or at the Effective Time, GNN, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GNN under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GNN, and any waiver by GNN of a Default or condition precedent of Newco will not, if this Agreement is subsequently terminated as to Newco and Healtheon under Section 12.3, be a waiver of the same Default or condition precedent of WebMD.

               (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        13.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Newco may assign all of its rights and obligations hereunder to Healtheon in the event that Healtheon acquires WebMD under the Healtheon/WebMD Agreement instead of Newco, or in the event that Healtheon and WebMD agree that Healtheon shall acquire WebMD and Healtheon files a Registration Statement to effect such transaction in which event WebMD and GNN agree to execute any documents reasonably requested by Healtheon to evidence the substitution of Healtheon and a wholly owned Subsidiary of Healtheon for Newco and Merger Corp. as Parties to this Agreement; provided further that GNN hereby agrees that upon such an assignment Section 7.3 and the last two sentences of Section 7.1 shall be deemed deleted from this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        13.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

        GNN:                 Greenberg News Networks, Inc.
                             1175 Peachtree Street
                             100 Colony Square, Suite 2400
                             Atlanta, Georgia  30361
                             Telecopy Number:  (404) 541-2096
                             Attention:  Mr. Alan N. Greenberg

        Copy to Counsel:     King & Spalding
                             191 Peachtree Street
                             Atlanta, Georgia  30303-1763
                             Telecopy Number:  (404) 572-5145
                             Attention:  William G. Roche, Esq.

        Newco or Healtheon:  Healtheon/WebMD Corporation
                             c/o Healtheon Corporation
                             4600 Patrick Henry Road
                             Santa Clara, California 95054
                             Telecopy Number:  (408) 876-5175
                             Attention:  Jack Dennison

        Copy to Counsel:     Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                             650 Page Mill Road
                             Palo Alto, California 94304-1050
                             Telecopy Number:  (650) 493-6811
                             Attention:  Larry Sonsini; Marty Korman;
                                         Daniel Mitz

        WebMD:               WebMD, Inc.
                             400 The Lenox Building
                             3399 Peachtree Road, NE
                             Atlanta, Georgia  30326
                             Telecopy Number:  (404) 479-7603
                             Attention:  Mr. W. Michael Heekin

        Copy to Counsel:     Alston & Bird LLP
                             One Atlantic Center
                             1201 W. Peachtree Street
                             Atlanta, Georgia  30309
                             Telecopy Number:  (404) 881-4777
                             Attention: J. Vaughan Curtis, Esq.

        13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

        13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        13.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        13.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

        13.12 Enforcement of Agreement. The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        13.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        13.14 Facsimile Signatures. Any signature page delivered by a facsimile or telecopy machine will be binding to the same extent as an original signature page. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party which requests it.

        13.15 Nonsurvival of Representations and Warranties. None of the representations and warranties of Newco in this Agreement will survive the Effective Time of the Merger. None of the representations and warranties of WebMD in this Agreement will survive the Effective Time of the Merger if WebMD makes the WebMD Election under Section 10.15. If WebMD does not make the WebMD Election, the representations and warranties of WebMD in this Agreement will survive the Effective Time of the Merger for one (1) year as and to the extent contemplated in Article 14. The representations and warranties of GNN in this Agreement will survive the Effective Time of the Merger for one (1) year as and to the extent contemplated in Article 14. Nothing in this Section 13.15 shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

                                   ARTICLE 14
                       ESCROW; SHAREHOLDER REPRESENTATIVE

        14.1 Escrow Arrangements.

               (a) Escrow Fund. At the Effective Time, each Stockholder will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Shares pursuant to the Escrow Agreement, without any act required on the part of the Stockholder. As soon as practicable after the Effective Time, the Escrow Shares, without any act required on the part of any Stockholder, will be deposited with an escrow agent acceptable to Purchaser and the Representative (as defined below) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each Stockholder shall be in proportion to the aggregate Purchaser Common Stock which such holder would otherwise be entitled to receive under
Section 3.1, which respective percentage interest (the "Percentage Interest") will be determined as of the Effective Time and set forth on an exhibit to the Escrow Agreement. The Escrow Fund shall be contributed entirely out of the shares of Purchaser Common Stock issuable upon the Merger in respect of GNN Capital Stock. From and after the Effective Time, the Escrow Fund shall be available to compensate and indemnify Purchaser and the Surviving Corporation and their respective officers, directors, employees, representatives, agents, stockholders controlling persons and Affiliates (each a "Purchaser Indemnitee") against and for any Loss suffered or incurred by a Purchaser Indemnitee, as and when due, which arises out of or results from a breach of any of the representations, warranties, covenants or agreements of GNN set forth in this Agreement or in any document delivered by GNN pursuant to this Agreement; provided, however, that for purposes of determining whether or not GNN has breached any of its representations and warranties in this Agreement, exceptions and qualifications for Material, Materiality or Material Adverse Effect and similar expressions shall be disregarded. A Purchaser Indemnitee may not receive any shares from the Escrow Fund unless and until a Loss Notice or Loss Notices (as defined below) identifying Indemnifiable Losses, the aggregate amount of which exceed $500,000 have been delivered to the Escrow Agent pursuant to the terms hereof; in such case, an Indemnitee may recover from the Escrow Fund its Losses in excess of $500,000 in accordance with the terms and provisions of this
Article 14.

               (b) Additional Shares. If this Agreement is terminated as to Newco and Healtheon under Section 12.3, and the transactions contemplated hereby are consummated and WebMD acquires GNN as set forth herein, then from and after the Effective Time WebMD shall issue up to an aggregate maximum number of shares of WebMD Non-Voting Common Stock equal to ten percent (10%) of the total number of shares of WebMD Non-Voting Common Stock issuable pursuant to Section 3.1 hereof as adjusted pursuant to Section 3.2 (the "Additional Shares") to compensate and indemnify the Stockholders against and for any Loss suffered or incurred by the Stockholders (collectively in their capacity as stockholders of GNN) ("Stockholder Indemnities"), as and when due, which arises out of or results from a breach of any of the representations, warranties, covenants, or agreements of WebMD or Surviving Corporation (but excluding any Losses against which a Purchaser Indemnitee may be indemnified under Section 14.1(a) above, ignoring any time limits, limitations on amount, deductibles and other restrictions set forth in this Article 14) set forth in this Agreement or any document delivered by WebMD or Surviving Corporation pursuant to this Agreement; provided, however, that for purposes of determining whether or not WebMD or Surviving Corporation has breached any of its representations and warranties in the Agreement, exceptions for Material, Materiality or Material Adverse Effect and similar expressions shall be disregarded. The Stockholder Indemnitees will not be entitled to receive any indemnity under this Section 14.2 unless and until their collective Losses exceed $500,000.

        14.2 Definitions. As used in this Article 14, the following terms shall have the following meanings:

               (a) "Disputed Loss Notice" shall mean a Loss Notice that is disputed by the Indemnitor by delivery of a Protest Notice.

               (b) "Escrow Shares" shall mean a number of shares equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issuable pursuant to Section 3.1 hereto which shall be issued and placed in Escrow (plus any additional shares as may be issued upon any Anti-Dilution Event effected by Purchaser after the Effective Time or Additional Shares pursuant to
Section 14.7).

               (c) "Indemnifiable Loss" shall mean any Loss for which an Indemnitee may be compensated and indemnified pursuant to Sections 14.1 and 14.8(b) hereof. The amount of recovery for any Indemnifiable Loss shall be reduced by any insurance proceeds received as a result of any such Indemnifiable Loss.

               (d) "Indemnitee" shall mean any Purchaser Indemnitee or the Stockholder Indemnitees entitled to indemnification under this Article 14.

               (e) "Indemnitor" shall mean any Party obligated to indemnify an Indemnitee under this Article 14.

               (f) "Loss" shall mean any direct or indirect demand, claim, obligation, assessment, loss, Liability, damage (including special and consequential damages), cost or expense, including without limitation, penalties, fines, or interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any Liability.

               (g) "Loss Notice" shall mean a written notice, as prescribed in
Section 14.3 hereof, provided by an Indemnitee to the Indemnitor and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent (i) stating the Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue an Indemnifiable Loss or potential Indemnifiable Loss,
(ii) setting forth in reasonable detail the individual items comprising such Indemnifiable Loss, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (iii) to the extent the amount of the Indemnifiable Loss or potential Indemnifiable Loss is reasonably calculable, an estimate of the number of Escrow Shares (if the Indemnitee is a Purchaser Indemnitee) or Additional Shares (if the Indemnitees are the Stockholder Indemnitees) to be delivered to an Indemnitee with respect to such Indemnifiable Loss or potential Indemnifiable Loss.

               (h) "Representative" shall mean Alan N. Greenberg, Russell R. French and Doug Martin (collectively) or any of their successors appointed in accordance with Section 14.9 of this Agreement.

               (i) "Representative Expenses" shall mean expenses, including reasonable attorneys fees and other expenses, of the Representative, in an amount up to $10,000, incurred in connection with his obligations under this Agreement.

               (j) "Protest Notice" shall mean a written notice, as prescribed in Section 14.3 hereof, provided by the an Indemnitor to an Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent if the Indemnitor disputes any Loss Notice received from an Indemnitee.

               (k) "Value Per Share" shall mean the Conversion Price.

        14.3 Notice of Claim. If an Indemnitee incurs or has reason to believe it may incur an Indemnifiable Loss, or should an Indemnitee negotiate a proposed settlement in satisfaction of a potential Indemnifiable Loss, it shall promptly provide a Loss Notice to the Indemnitor and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent. If the Indemnitor disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnitee to be indemnified hereunder, the Indemnitor shall provide the Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent a Protest Notice within thirty (30) days of the date any such Loss Notice is received by the Indemnitor. If no Protest Notice is received by the Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent within thirty (30) days from the date on which any Loss Notice is received by the Indemnitor, or if a Protest Notice is received and the dispute is resolved in favor of the Indemnitee after following the procedures set forth below, then
(i) if the Indemnitee is a Purchaser Indemnitee, the Escrow Agent shall cause to be delivered to Purchaser and Purchaser shall promptly cancel and retire that number of Escrow Shares as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals the amount of Indemnifiable Loss sought by or awarded to the Indemnitee, and (ii) if the Indemnitees are Stockholder Indemnitees, WebMD shall cause to be issued and delivered to the Escrow Agent that number of Additional Shares as shall equal the number of Additional Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals the amount of the Indemnifiable Loss sought by or awarded to the Stockholder Indemnities. If the Indemnitee and (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent receive a Protest Notice within such 30-day period, the Escrow Agent shall not deliver any Escrow Shares until receipt by it of written instructions (i) signed by the Representative and a duly authorized officer of the Indemnitee; or (ii) signed by an arbitration panel that has considered and resolved such dispute as provided in Section 14.4 below, which sets forth the number of Escrow Shares, if any, to be delivered to the Indemnitee in accordance with this paragraph. After delivery of any Escrow Shares to a Purchaser Indemnitee in accordance with this paragraph, the Escrow Agent shall be reissued a certificate in respect of any remaining Escrow Shares.

        14.4 Procedure With Respect to Disputed Indemnifiable Loss. A Disputed Loss Notice may be resolved by the agreement of the Indemnitor and the Indemnitee, in which case (if the Indemnitee is a Purchaser Indemnitee) written notice of such agreement shall be promptly provided to the Escrow Agent, together with a statement of the agreed upon amount to be reimbursed to the Indemnitee. If the Indemnitor and the Indemnitee are unable to resolve a Disputed Loss Notice within sixty (60) days of delivery of the Protest Notice, then such Disputed Loss Notice shall be submitted to arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA"). If a Disputed Loss Notice is to be arbitrated, the Indemnitor shall select one arbitrator, the Indemnitee(s) shall select one arbitrator, and the two arbitrators so chosen shall select a third. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. In any arbitration pursuant to this
Section 14.4, an Indemnitee shall be deemed to be the prevailing party if the arbitrators award the Indemnitee(s) at least fifty percent (50%) of the amount in dispute, plus any amounts not in dispute; otherwise, the Indemnitor shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration (including the administrative fee of AAA), and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. If resolution of a Disputed Loss Notice is not made within ninety (90) days of the date of the Protest Notice as provided in this Section 14.4, then (if the Indemnitee is a Purchaser Indemnitee) the Escrow Agent may, in its sole discretion, either (i) continue to hold the Escrow Shares undisbursed until such time as the disputing parties agree in writing as to a proper disposition of such Escrow Shares, or (ii) if such agreement is not forthcoming, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under the terms of this Agreement, and, upon the advice of counsel, may take such other legal action as may be appropriate or necessary, whereupon the parties hereto agree Escrow Agent shall be discharged from all further duties under the Escrow Agreement. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing.

        14.5 Employment of Counsel. The Indemnitor may control the defense of any third party claim with respect to which an Indemnifiable Loss has been asserted except to the extent any such claim seeks non-monetary remedies in which case the Indemnitee may control the defense of such elements of the claim that involve non-monetary remedies. Notwithstanding the foregoing, if the aggregate amount of all such third party and indemnity claims plus the aggregate good faith estimates of the reasonable expenses to defend such claims exceed the number of remaining Escrow Shares (if the Indemnitee is a Purchaser Indemnitee) or the remaining Additional Shares (if the Indemnitees are the Stockholder Indemnitee(s) multiplied by the Value Per Share, the Indemnitee(s)) may control the defense of all such third party and general indemnity claims which have been brought under this Agreement, provided that the Indemnitees may not settle a third party claim without the approval of the Indemnitor, which approval shall not be unreasonably withheld, except to the extent any such claim seeks non-monetary remedies in which case the

Indemnitee(s) may settle such claims without the approval of the Indemnitor to the extent that such claims involve non-monetary remedies. When the Indemnitee is in control of the defense of such a claim, the Indemnitor may, at its expense, and when the Indemnitor is in control of the defense of a claim, the Indemnitee may, at its expense (which expenses shall not be treated as a Loss hereunder), participate in the defense of any litigation or claim.

        14.6 Term; Expiration; Limits.

               (a) Term - General. With respect to the indemnity obligations set forth in Section 14.1 hereof and the availability of the Escrow Fund and Additional Shares to compensate and indemnify an Indemnitee, the term of escrow for the Escrow Shares and WebMD's obligation to issue any Additional Shares shall commence on the Closing Date of the Merger and shall terminate one (1) year after the Effective Time. Purchaser and the Representative shall provide written notice to the Escrow Agent upon expiration of the escrow for the Escrow Shares.

               (b) Expiration of Term - No Claim Pending. If at the expiration of the term provided in Section 14.6(a) above, either (i) no Loss Notice has been received with respect to an Indemnifiable Loss; or (ii) any Loss Notice that has been received has been finally resolved in accordance with this Agreement and no litigation or claim is pending for which an Indemnitee may be entitled to indemnification hereunder, the Escrow Agent shall (i) deliver to the transfer agent for Purchaser Common Stock for issuance to each Stockholder, a certificate representing the number of such shares equal to the aggregate number of the Escrow Shares subject to the escrow which term is expiring and then remaining in escrow times the Percentage Interest for such Stockholder, and (ii) deliver to each Stockholder, any cash in the Escrow Fund times the Percentage Interest for such Stockholder. The Representative and Purchaser shall provide written notice to the Escrow Agent which sets forth the number of Escrow Shares to be delivered as provided in the foregoing sentence. Any such delivery of Purchaser Common Stock shall be of full shares and any fractional portions shall be rounded to a whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Stockholders.

               (c) Expiration of Term - Claim Pending. If at the expiration of the term provided in Section 14.6(a) above, any claim is pending under Section
14.1 for which a Loss Notice has been delivered to the Indemnitor prior to such expiration and for which an Indemnitee would be entitled to indemnification if such claim were resolved adversely to Indemnitor, then (i) if the Indemnitee is a Purchaser Indemnitee, the Escrow Agent shall retain in such escrow that number of shares of Purchaser Common Stock as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the Value Per Share, equals any amount set forth by such Indemnitee in the Loss Notices with respect to such claims (the "Retained Shares"), and (ii) if any claim pending is being asserted by the Stockholder Indemnitees, WebMD shall remain obligated to issue up to that number of shares of WebMD Non-Voting Stock as shall equal the number of Additional Shares (rounded to the next highest whole number) that when multiplied by the Value Per Share, equals any amount set forth by the Stockholder Indemnitees in the Loss Notices with respect to such claims solely to the extent that it is finally determined that WebMD is obligated to issue such Additional Shares to satisfy its obligations under this Article 14. In the event that any claim pending at the expiration of the term provided in
Section 14.6(a) above is asserted by the Purchaser Indemnitee, the number of Escrow Shares, less the number of Retained Shares, shall then be distributed to the GNN Stockholders as set forth in Section 14.6(b) above. Upon the resolution of any claim for which shares were retained in escrow at the expiration of the term set forth in Section 14.6(a) and receipt of written notice from Purchaser and the Representative to such effect, the Escrow Agent shall cancel the appropriate number of Retained Shares (if any) and shall distribute any remaining Retained Shares held with respect to such claim to the GNN Stockholders as set forth in Section 14.6(b) above.

               (d) Effect of Final Delivery. Notwithstanding the expiration of the term set forth in Section 14.6(b) above, the provisions of Article 14 of this Agreement shall continue in full force and effect until the Escrow Agent has delivered all of the Escrow Shares pursuant to the terms hereof and all claims pending at the expiration of such term are finally resolved. After all of such shares have been so delivered and such claims resolved, all rights, duties and obligations of the respective parties under this Article 14 shall terminate.

               (e) Maximum Liability and Remedies. If the Closing occurs, except for remedies based upon fraud and except for equitable remedies (including temporary restraining orders, injunctive relief and specific performance), (i) the rights of Purchaser Indemnitees to make claims on the Escrow Shares pursuant to this Agreement shall be the sole and exclusive remedy of Purchaser Indemnitees with respect to any breach of a representation, warranty, covenant or agreement made by GNN under this Agreement or in any certificate or the GNN Disclosure Letter delivered by GNN pursuant to this Agreement or against GNN in connection with the Merger, and (ii) the rights of the Stockholder Indemnitees to make claims on the Additional Shares pursuant to this Agreement shall be the sole and exclusive remedy of the Stockholder Indemnitees with respect to any breach of a representation, warranty, covenant or agreement made by WebMD under this Agreement or in any document delivered by WebMD or the Surviving Corporation pursuant to this Agreement or against WebMD or Surviving Corporation in connection with the Merger.

        14.7 Dividends; Voting Rights; Additional Shares.

               (a) Cash Dividends; Voting Rights. The Escrow Agent shall distribute promptly any and all cash dividends or other cash income with respect to the Escrow Shares to the GNN Stockholders at their addresses of record and in accordance with their Percentage Interest in the Escrow Fund (which amounts shall also be allocable to the GNN Stockholders for tax reporting purposes). By written notice signed by the Representative, the Representative shall have the right to direct the Escrow Agent as to the exercise of any voting rights with respect to such Escrow Shares (if any) held by the Escrow Agent on behalf of the GNN Stockholders, and the Escrow Agent shall comply with such directions if received from the Representative at least five (5) days prior to the date of the meeting at which such vote is to be taken.

               (b) Stock Splits; Stock Dividends. In the event of any Anti-Dilution Event with respect to Purchaser Common Stock that becomes effective during the term of this Agreement, the additional shares so issued (if any) with respect to the Escrow Shares shall be added to the Escrow Shares and any other references herein to a specific number of shares of Purchaser Common Stock and the Value Per Share shall be proportionately adjusted.

               (c) Additional Shares. Any Additional Shares issued pursuant to this Article 14 prior to the expiration of the term set forth in Section 14.6(a) hereof, shall be issued to the Escrow Agent and become a part of the Escrow Fund. Any Additional Shares issued by WebMD pursuant to this Article 14 after the expiration of the term set forth in Section 14.6(a) hereof in accordance with Section 14.6(c) shall be issued by WebMD to the Stockholders, with each such Stockholder receiving a certificate representing such shares equal to the aggregate number of Additional Shares issued multiplied by the Percentage Interest for such Stockholder. Any such additional issuance of WebMD Non-Voting Common Stock shall be of full shares and any fractional portion shall be rounded to a whole number at the direction of the Representative such that the number of shares issued will be fully allocated among the Stockholders.

        14.8 Escrow Agent.

               (a) Liability. In performing any of its duties under the Escrow Agreement and in accordance with the terms of this Agreement, or upon the claimed failure to perform its duties thereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which they may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under the Escrow Agreement. Accordingly, by virtue of approving the Merger in accordance with this Agreement, each Party shall be deemed to have consented and agreed that the Escrow Agent shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for Indemnitor or the Indemnitee(s) given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. Written instructions provided to Escrow Agent hereunder by Purchaser and/or the Representative shall be signed by the "Authorized Representative" as identified on a schedule to the Escrow Agreement attached hereto. The limitation of liability provisions of this Section 14.8 shall survive the termination of this Agreement, the Escrow Agreement and the resignation or removal of the Escrow Agent.

               (b) Indemnification of Escrow Agent. Purchaser and the Stockholders, hereby, jointly and severally, agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, Liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements (both at the trial and appellate levels) which may be imposed on Escrow Agent or incurred by it in connection with its acceptance of appointment as Escrow Agent or the performance of its duties (except in connection with the willful default or gross negligence of the Escrow Agent), including, without limitation, any litigation arising from this Agreement or the Escrow Agreement, or involving the subject matter thereof. The indemnity provisions of this Section 14.8 shall survive the termination of this Agreement, the Escrow Agreement and the resignation or removal of the Escrow Agent.

               (c) Resignation. The Escrow Agent shall be able to resign at any time from its obligations under the Escrow Agreement by providing written notice to the parties thereto. Such resignation shall be effective not later than sixty
(60) days after such written notice has been given. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent. If a successor escrow agent is not selected within sixty (60) days of the resignation of Escrow Agent, the Escrow Agent shall have the right to institute a Bill of Interpleader or other appropriate judicial proceeding in any court of competent jurisdiction, and shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under the terms of this Agreement, whereupon the Parties hereto agree Escrow Agent shall be discharged from all further duties under this Agreement and the Escrow Agreement. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing. The Escrow Agent may be removed for cause by Purchaser or the Representative. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal.

               (d) Expenses of Escrow Agent. Purchaser shall be liable for the fees and expenses of the Escrow Agent. Escrow Agent shall bill Purchaser for the amount of such fees and expenses and Purchaser shall pay the fees and expenses to Escrow Agent.

        14.9 Representative.

               (a) Representative; Power and Authority. In the event the Merger is approved by the Stockholders, effective upon such vote, and without further act of any GNN Stockholder, Alan N. Greenberg, Russell R. French and Doug Martin (collectively) shall be appointed as agent and attorney-in-fact for each stockholder of GNN (except such GNN Stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware law), for and on behalf of each such GNN Stockholder, with full power and authority to represent the GNN Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Representative hereunder shall be binding upon such GNN Stockholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority, on behalf of all the GNN Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of Indemnifiable Loss against the Escrow Shares made by an Indemnitee, to assert claims of Indemnifiable Loss against the Additional Shares, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of Escrow Shares in satisfaction (partial or otherwise) of by a Purchaser Indemnitee or any other payments to be made with respect thereto. All determinations of the Representative shall be decided by a majority thereof in the event there is more than one Representative.

               (b) Resignation; Successors. The Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Representative, a successor shall be named from among the GNN Stockholders by a majority of the members of the Board of Directors of GNN who served on such board prior to the Merger. Each such successor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Representative, and the term "Representative" as used herein shall be deemed to include such successor Representative.

               (c) Liability. In performing any of his duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Representative shall not be liable to the Stockholders or anyone else for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the Representative shall be liable for damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement or the Escrow Agreement. Accordingly, the Representative shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Representative hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. The limitation of liability provisions of this Section 14.9 shall survive the termination of this Agreement and the resignation of the Representative.

        14.10 Representative Expenses. Purchaser shall pay Representative Expenses in an amount up to $10,000.



                           [Signatures on next page.]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by officers thereunto as of the day and year first above written.


                                            GREENBERG NEWS NETWORKS, INC.


                                            By: /s/ ALAN N. GREENBERG
                                               ---------------------------------
                                               Alan N. Greenberg
                                               Chief Executive Officer
                                               ----------------------------




                                            HEALTHEON CORPORATION


                                            By: /s/ JACK DENNISON
                                               ---------------------------------
                                               Jack Dennison
                                               Vice President



                                            HEALTHEON/WEBMD CORPORATION


                                            By:  /s/ JACK DENNISON
                                               ---------------------------------
                                               Jack Dennison
                                               Vice President



                                            WEBMD, INC.


                                            By: /s/ JEFF ARNOLD/WMH
                                               ---------------------------------
                                               Jeff Arnold
                                               Chief Executive Officer





                                            GNN MERGER CORP.


                                            By: /s/ JACK DENNISON
                                               ---------------------------------
                                               Jack Dennison
                                               Vice President